As filed with the Securities and Exchange Commission on November 28, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gilead Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	94-3047598
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

333 Lakeside Drive,

Foster City, California 94404

(650) 574-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregg H. Alton, Esq.

Senior Vice President and General Counsel

333 Lakeside Drive

Foster City, California 94404

(650) 574-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Gregory P. Rodgers, Esq.

Tracy K. Edmonson, Esq.

Latham &Watkins LLP

885 Third Avenue, Suite 1000

New York, New York 10022-4802

(212) 906-1200

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (1)	Amount of registration fee
0.50% Convertible Senior Notes due 2011	$650,000,000	100%	$650,000,000	$69,550
0.625% Convertible Senior Notes due 2013	$650,000,000	100%	$650,000,000	$69,550
Common Stock, $.001 par value	16,916,510(2)	—	—	—
Total				$139,100

(1)	Equals the aggregate principal amount of notes being registered. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Represents the number of shares of common stock issuable upon conversion of the notes registered hereby at a conversion rate corresponding to the initial conversion rate of 12.9024 shares of our common stock per $1,000 principal amount of 0.50% Convertible Senior Notes due 2011 and 13.1230 shares of our common stock per $1,000 principal amount of 0.625% Convertible Senior Notes due 2013. Pursuant to Rule 416 under the Securities Act, the registrant is also registering such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the notes as a result of the anti-dilution provisions thereof. No additional consideration will be received for the common stock, and therefore no registration fee is required pursuant to Rule 457(i) under the Securities Act.

PROSPECTUS

$650,000,000 0.50% Convertible Senior Notes due 2011

$650,000,000 0.625% Convertible Senior Notes due 2013

On April 25, 2006 we issued $650,000,000 principal amount of 0.50% Convertible Senior Notes due 2011 (the “2011 notes”) and $650,000,000 principal amount of 0.625% Convertible Senior Notes due 2013 (the “2013 notes” and, together with the 2011 notes, the “notes”) in a private transaction. Selling securityholders may use this prospectus to resell from time to time their notes and the shares of common stock issuable upon conversion of the notes. We will not receive any proceeds from these resales.

Interest on the notes will be payable in cash semiannually in arrears on May 1 and November 1 of each year, beginning November 1, 2006. The notes are our senior unsecured obligations and rank equally with all of our existing and future senior unsecured indebtedness. Holders may convert their (i) 2011 notes based on a conversion rate of 12.9024 shares of our common stock per $1,000 principal amount of 2011 notes (which is equal to an initial conversion price of approximately $77.50 per share) and (ii) 2013 notes based on a conversion rate of 13.1230 shares of our common stock per $1,000 principal amount of 2013 notes (which is equal to an initial conversion price of approximately $76.20 per share), in each case subject to adjustment, only under the following circumstances: (1) if the closing price of our common stock reaches a specified threshold, (2) if specified distributions to holders of our common stock are made or specified corporate transactions occur, or (3) during the last month prior to maturity of the applicable notes. Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of notes a holder will receive an amount in cash equal to the lesser of (i) $1,000 and (ii) the conversion value, determined in the manner set forth in this prospectus. If the conversion value exceeds $1,000, we will also deliver, at our election, cash or common stock or a combination of cash and common stock for the conversion value in excess of $1,000. If a holder elects to convert its notes in connection with a change in control, we will pay a make-whole premium by increasing the conversion rate applicable to such notes. Additionally, if we experience a change in control, holders may require us to purchase for cash all or a portion of the notes, at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the change in control purchase date.

Our common stock is quoted on the Nasdaq National Market under the symbol “GILD.” On November 27, 2006, the last reported sale price of our common stock was $65.20 per share.

Investing in the notes involves risks that are described in the “ Risk Factors” section beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 28, 2006.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement that supplements this prospectus. We have not authorized any other person to provide you with different information. If anyone other than us provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless stated otherwise or unless the context otherwise requires, references in this prospectus to (i) “Gilead,” “we,” “us” and “our” refer to Gilead Sciences, Inc., a company incorporated in Delaware, and its consolidated subsidiaries and (ii) our common stock include the associated rights granted under our amended and restated rights plan. See “Description of Capital Stock—Anti-Takeover Provisions—Rights Plan.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

i

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	Current Reports on Form 8-K filed January 31, 2006 (as amended on Form 8-K/A filed February 22, 2006), February 7, 2006, April 18, 2006 (only that Current Report filed pursuant to Items 8.01 and 9.01), April 20, 2006, April 25, 2006, May 11, 2006, June 7, 2006, July 20, 2006 (only that Current Report filed pursuant to Item 1.01), August 4, 2006, August 31, 2006, October 3, 2006, October 5, 2006 and November 17, 2006;

•	The description of our common stock which is contained in the Registration Statement on Form 8-A filed December 22, 1992 (File No. 000-24821), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and

•	The description of the shareholder rights plan which is contained in the Registration Statement on Form 8-A/A filed October 31, 2003, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph (included in the Annual Report on Form 10-K) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents free of charge by phone or mail from Gilead Sciences, Inc., Attention: Investor Relations, 333 Lakeside Drive, Foster City, California 94404, Telephone: (650) 574-3000 or by Internet on our website at http://www.gilead.com as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. However, the information on our website does not constitute a part of this prospectus.

Cautionary Statement Concerning Forward-Looking Statements

This prospectus and other documents incorporated by reference into this prospectus contain forward-looking statements based on our current expectations. Words such as “expect,” “anticipate,” “target,” “goal,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “continue,” “may,” variations of such words, and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Our actual results may differ materially from those suggested by these forward-looking statements for various reasons. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The forward-looking statements included in this prospectus and the documents incorporated by reference therein are made only as of their respective dates. Except as required under federal securities laws and the rules and regulations of the SEC, we do not undertake any obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions or otherwise. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors and, therefore, you should not consider any of the above risks to be a complete statement of all the potential risks or uncertainties that we face.

ii

Summary

This summary is not complete and does not contain all of the information that you should consider before investing in our notes. You should read this entire prospectus carefully, including “Risk Factors” and our consolidated financial statements and the related notes, other financial information and other documents incorporated by reference into this prospectus before you decide to invest in our notes.

Gilead Sciences, Inc.

We are a biopharmaceutical company that discovers, develops and commercializes therapeutics to advance the care of patients suffering from life-threatening diseases. We are a multinational company, with revenues from ten approved products and marketing operations in twelve countries. We focus our research and clinical programs on anti-infectives. We seek to add to our existing portfolio of products through our internal discovery and clinical development programs and through an active product acquisition and in-licensing strategy.

Our worldwide headquarters are in Foster City, California. We were incorporated in Delaware on June 22, 1987. The mailing address of our headquarters is 333 Lakeside Drive, Foster City, California 94404, and our telephone number at that location is 650-574-3000. Our website is www.gilead.com. Information contained on our website is not a part of this prospectus.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this document entitled “Description of Notes.”

Notes Offered	$650,000,000 principal amount of 0.50% Convertible Senior Notes due 2011 and $650,000,000 principal amount of 0.625% Convertible Senior Notes due 2013.

Maturity Dates	May 1, 2011 for the 2011 notes.

May 1, 2013 for the 2013 notes.

Interest and Payment Dates	0.50% per year, with respect to the 2011 notes, and 0.625% per year, with respect to the 2013 notes, in each case payable semiannually in arrears in cash on May 1 and November 1 of each year, beginning November 1, 2006.

Conversion Rights	Holders may convert their notes prior to the close of business on the business day before the stated maturity date based on the applicable conversion rate only under the following circumstances:

•        during any calendar quarter beginning after September 30, 2006 (and only during such calendar quarter), if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the applicable conversion price per share, which is $1,000 divided by the then applicable conversion rate;

•        if specified distributions to holders of our common stock are made, or specified corporate transactions occur; or

•        with respect to the 2011 notes, at any time on or after April 1, 2011, and with respect to the 2013 notes, at any time on or after April 1, 2013, in each case through the business day preceding the applicable maturity date.

The initial conversion rate for the 2011 notes is 12.9024 shares of common stock per $1,000 principal amount of 2011 notes. This is equivalent to an initial conversion price of approximately $77.50 per share of common stock.

The initial conversion rate for the 2013 notes is 13.1230 shares of common stock per $1,000 principal amount of 2013 notes. This is equivalent to an initial conversion price of approximately $76.20 per share of common stock.

Upon conversion, a holder will receive an amount in cash equal to the lesser of (i) the principal amount of the note and (ii) the conversion value, determined in the manner set forth in this prospectus. If the conversion value exceeds the principal amount of the note on the conversion date, we will also deliver, at our election, cash or common stock or a combination of cash and common stock for the conversion value in excess of $1,000. See “Description of Notes—Conversion Rights.” Holders who convert their notes in connection with a change in control, as defined herein, may be entitled to a make-whole premium in the form of an increase in the conversion rate. See “Description of Notes—Adjustment To Conversion Rate—Adjustment to Conversion Rate Upon a Change in Control.”

Change in Control	Upon a change in control, as defined herein, the holders may require us to purchase for cash all or a portion of their notes at a purchase price equal to 100% of the principal amount of notes, plus accrued and unpaid interest, if any. See “Description of Notes—Change in Control Permits Purchase of Notes by Gilead at the Option of the Holder.”

Ranking	The notes rank:

•        equal in right of payment to all of our other existing and future senior unsecured indebtedness, including indebtedness under our senior credit facility;

•        senior in right of payment to all of our existing and future subordinated indebtedness; and

•        effectively subordinated in right of payment to all of our subsidiaries’ obligations (including secured and unsecured obligations) and effectively subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations.

As of September 30, 2006, Gilead and its subsidiaries had no material secured indebtedness outstanding and our subsidiaries had approximately $140.5 million of outstanding indebtedness and other obligations (excluding intercompany liabilities).

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling holders of the notes or common stock issuable upon conversion of the notes.

Registration Rights	We prepared this prospectus in connection with our obligations under a registration rights agreement with respect to the resale of the notes and the shares of our common stock issuable upon conversion of the notes. Pursuant to such registration rights agreement, we will use our reasonable efforts to keep the shelf registration statement of which this prospectus is a part effective until April 25, 2008 or until the earlier of (i) the sale or transfer pursuant to the shelf registration statement of the notes and the common stock issuable upon conversion of the notes, and (ii) the date when holders, other than holders that are our “affiliates,” of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limit provisions of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) or any successor rule or otherwise. We will be required to pay additional interest, subject to some limitations, to the holders of the notes if we fail to comply with our obligations to register the notes and the common stock issuable upon conversion of the notes within the specified time periods. See “Description of Notes—Registration Rights.”

DTC Eligibility	The notes were issued in fully registered book-entry form and are represented by permanent global notes without coupons. The notes are evidenced by a global note deposited with the trustee for the notes, as custodian for the Depository Trust Company, or DTC. Beneficial

interests in global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See “Description of Notes—Global Notes; Book-Entry; Form.”

Form and Denomination	The notes have been issued in minimum denominations of $1,000 and any integral multiple of $1,000.

Trading	Prior to this offering, the notes have been eligible for trading on the PORTAL Market of the Nasdaq Stock Market, Inc. Notes sold by means of this prospectus will not remain eligible for trading on the PORTAL Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market.

Nasdaq Symbol for Common Stock	Our common stock is quoted on the Nasdaq National Market under the symbol “GILD.”

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.

R ISK FACTORS

Before you decide to invest in the securities offered hereby, in addition to the risk factors set forth below, you should carefully consider the risk factors contained under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Exchange Act. Any of the following risks or other risks incorporated herein by reference could materially and adversely affect our business, results of operations and financial condition. For more information, see “Incorporation by Reference.”

Risks Relating to the Notes

The notes are structurally subordinated. This may affect your ability to receive payments on the notes.

The notes are obligations exclusively of Gilead. We currently conduct a significant portion of our operations through our subsidiaries and our subsidiaries have significant liabilities. In addition, we may, and in some cases we have plans to, conduct additional operations through our subsidiaries in the future and, accordingly, our subsidiaries’ liabilities will increase. Our cash flow and our ability to service our debt, including the notes, therefore partially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any. As of September 30, 2006, our subsidiaries had approximately $140.5 million of outstanding indebtedness and other obligations (excluding intercompany liabilities) to which the notes would be effectively subordinated. The notes do not restrict us or our subsidiaries from incurring additional liabilities. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

We have entered into convertible note hedge transactions with Banc of America, N.A., an affiliate of Banc of America Securities LLC, as described in our current report on Form 8-K filed with the SEC on April 25, 2006, incorporated herein by reference. We also entered into warrant transactions with Banc of America, N.A. Taken together these transactions are intended to reduce the potential dilution upon future conversions of the notes. We used approximately $379 million of the net proceeds of the private offering of the notes to fund the cost of the convertible note hedge transactions. In connection with hedging these transactions, Banc of America, N.A.:

•	entered into various over-the-counter derivative transactions with respect to our common stock, and purchased our common stock concurrently with and shortly after the pricing of the notes; and

•	may enter into, or may unwind, various over-the-counter derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes (including during any conversion reference period related to a conversion of notes).

Such activities could have the effect of increasing, or preventing a decline in, the price of our common stock concurrently with or following the pricing of the notes. Such effect is expected to be greater in the event we elect to settle converted notes entirely in cash. Banc of America, N.A. is likely to modify its hedge positions from time to time prior to conversion or maturity of the notes or termination of the transactions by purchasing and selling shares of our common stock, our other securities, or other instruments it may wish to use in connection with such hedging. In particular, such hedging modification may occur during any conversion reference period for a conversion of notes, which may have a negative effect on the value of the consideration received in relation to the conversion of those notes. In addition, we intend to exercise options we hold under the convertible note hedge transactions whenever notes are converted. In order to unwind their hedge position with respect to those exercised options, Banc of America, N.A. expects to sell shares of our common stock in secondary market transactions or unwind various over-the-counter derivative transactions with respect to our common stock during the conversion reference period for the converted notes.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the number of shares and value of the common stock you will receive upon the conversion of the notes.

An active trading market for the notes may not develop.

In April 2006, we issued the notes to the initial purchasers in a private placement. The initial purchasers then sold the notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The notes are new issues of securities for which there is currently no public market. Any trading of the notes may be at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price of our shares of common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

We have no plans to list the notes on a securities exchange. The notes currently trade on the Nasdaq National Market’s screen-based automated trading system known as PORTAL. Notes sold by means of this prospectus will not remain eligible for trading on the PORTAL Market.

The initial purchasers are not obligated to make a market in the notes. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the initial purchasers cease to act as the market makers for the notes, we cannot assure you another firm or person will make a market in the notes.

The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market for the notes may not develop.

Fluctuations in the price of our common stock may prevent you from being able to convert the notes and may impact the price of the notes and make them more difficult to resell.

The ability of holders of the notes to convert the notes is conditioned on the closing price of our common stock reaching a specified threshold or the occurrence of specified corporate transactions, such as a change in control. If the closing price threshold for conversion of the notes is satisfied during a calendar quarter, holders may convert the notes only during the subsequent calendar quarter. If such closing price threshold is not satisfied and the other specified corporate transactions that would permit a holder to convert notes do not occur, holders would not be able to convert notes except during the one month period prior to the applicable maturity date.

Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes and could limit the amount of cash payable upon conversion of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

The make-whole premium that may be payable upon a change in control may not adequately compensate you for the lost option time value of your notes as a result of such change in control.

If you convert notes in connection with a change in control, we may be required to issue a make-whole premium by increasing the conversion rate applicable to your notes, as described under “Description of Notes—Adjustment To Conversion Rate—Adjustment to Conversion Rate Upon a Change in Control.” While these increases in the applicable conversion rate are designed to compensate you for the lost option time value of your notes as a result of a change in control, such increases are only an approximation of such lost value and may not adequately compensate you for such loss. Our obligation to deliver the make-whole shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Because your right to require repurchase of the notes is limited, the market prices of the notes may decline if we enter into a transaction that is not a change in control under the indentures.

The term “change in control” is limited and may not include every event that might cause the market prices of the notes to decline or result in a downgrade of the credit rating of the notes. Our obligation to repurchase the notes upon a change in control may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of Notes—Change in Control Permits Purchase of Notes by Gilead at the Option of the Holder.”

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

You should consider the U.S. federal income tax consequences of owning and converting the notes.

The U.S. federal income tax treatment of the conversion of the notes into a combination of our common stock and cash is uncertain. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock. A discussion of the U.S. federal income tax consequences of ownership and disposition of the notes is contained in this prospectus under the heading “Material U.S. Federal Income Tax Considerations.”

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other actions by us that modify our capital structure. If, for example, the conversion rate is adjusted as a result of a distribution that is taxable to holders of our common stock, such as a cash dividend, you may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not receive an actual distribution. In addition, holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding taxes (including backup withholding taxes or withholding taxes for payments to foreign persons). If we pay withholding taxes on behalf of a holder, we may, at our option, set off such payments against payments of cash and common stock on the notes. See the discussions under the headings “Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Constructive Distributions” and “Material U.S. Federal Income Tax Considerations—Consequences to Non-U.S. Holders—Dividends and Constructive Distributions” for more details.

We may not be able to raise the funds necessary to finance a change in control purchase.

Upon the occurrence of a change in control, holders of notes may require us to purchase their notes. However, it is possible that we would not have sufficient funds at that time to make the required purchase of notes. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change in control under the indentures. See “Description of Notes—Change in Control Permits Purchase of Notes by Gilead at the Option of the Holder.”

The change in control purchase feature of the notes may delay or prevent an otherwise beneficial takeover attempt of our company.

The terms of the notes require us to purchase the notes for cash in the event of a change in control. A takeover of our company would trigger the requirement that we purchase the notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors.

In addition, our board of directors has adopted a shareholder rights plan and our governing documents include other anti-takeover protections. These protections may discourage a future acquisition of our company even if shareholders would receive an attractive value for their shares or if a significant number of our shareholders believed such transfer to be in their best interests. See “Description of Capital Stock—Anti-Takeover Provisions.”

USE OF PROCEEDS

The selling securityholders will receive all of the proceeds from the sale under this prospectus of the notes and the common stock issuable upon conversion of the notes. We will not receive any proceeds from these sales.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges are as follows for the periods indicated:

	Nine Months Ended September 30,	Year Ended December 31,
	2006	2005	2004	2003	2002	2001
Ratio of earnings to fixed charges	46.6x	159.1x	49.3x	—	4.7x	4.1x

For the year ended December 31, 2003, our earnings were insufficient to cover fixed charges by approximately $139.4 million. Earnings consist of income from continuing operations before income taxes, fixed charges, amortization of capitalized interest, distributed income of equity investees, and losses before tax of equity investees for which charges arising from guarantees are included in fixed charges, minus capitalized interest and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expense, including capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense.

DESCRIPTION OF NOTES

We issued the 0.50% Convertible Senior Notes due 2011 (the “2011 notes”) and 0.625% Convertible Senior Notes due 2013 (the “2013 notes” and, together with the 2011 notes, the “notes”) under separate indentures between Gilead Sciences, Inc., as issuer, and Wells Fargo Bank, National Association, as trustee. As used in this description of notes, the words “we,” “us,” “our” or “Gilead” refer only to Gilead Sciences, Inc. and do not include any of our current or future subsidiaries. We have summarized the material provisions of the indentures, the notes and the registration rights agreement below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the indentures and the notes, which we urge you to read because they define your rights as a note holder. The indentures, including forms of the notes, were filed as exhibits to our current report on Form 8-K filed with the SEC on April 25, 2006, incorporated herein by reference.

General

The 2011 notes are limited to $650.0 million aggregate principal amount. The 2011 notes will mature on May 1, 2011.

The 2013 notes are limited to $650.0 million aggregate principal amount. The 2013 notes will mature on May 1, 2013.

The notes were issued in denominations of $1,000 or in integral multiples of $1,000. The notes are payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose.

The notes are general unsecured obligations of Gilead. The notes rank:

•	equal in right of payment to all of our other existing and future senior unsecured indebtedness, including indebtedness under our senior credit facility;

•	senior in right of payment to all of our existing and future subordinated indebtedness; and

•	effectively subordinated in right of payment to all of our subsidiaries’ obligations (including secured and unsecured obligations) and subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations.

As of September 30, 2006, Gilead and its subsidiaries had no material secured indebtedness outstanding and our subsidiaries had approximately $140.5 million of outstanding indebtedness and other obligations (excluding intercompany liabilities).

The 2011 notes bear cash interest at the rate of 0.50% per year and the 2013 notes bear cash interest at the rate of 0.625% per year. Interest on the notes accrues from the issue date, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2006, to holders of record at the close of business on the April 15 or the October 15 immediately preceding such interest payment date. Each payment of cash interest on the notes includes interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if none, the scheduled original issuance date) through the day before the applicable interest payment date or purchase date. Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. Interest is calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close. Interest will cease to accrue on a note upon its maturity, conversion or purchase by us at the option of a holder.

Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement.

In connection with the offering of the notes, we entered into separate convertible note hedge and warrant transactions. For further discussion of these transactions, see our current report on Form 8-K filed with the SEC on April 25, 2006, incorporated herein by reference.

Conversion Rights

General

Holders may convert their 2011 notes prior to maturity based on an initial conversion rate of 12.9024 shares of our common stock per $1,000 principal amount of 2011 notes (equivalent to an initial conversion price (as defined below) of approximately $77.50 per share), only if the conditions for conversion described below are satisfied. Holders may convert their 2013 notes prior to maturity based on an initial conversion rate of 13.1230 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $76.20 per share), only if the conditions for conversion described below are satisfied. Except as set forth below under “Exchange in Lieu of Conversion,” holders who convert will receive cash and, at our option as described below, shares of our common stock. The conversion rate will be subject to adjustment as described in “—Adjustment To Conversion Rate” below. A note for which a holder has delivered a change in control purchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the applicable indenture. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

The “conversion price” per share of common stock as of any day will equal the result obtained by dividing $1,000 by the then applicable conversion rate (as defined below).

The “applicable conversion rate” means the conversion rate on any trading day (as defined below). For purposes of determining the conversion value, the “applicable conversion rate” shall mean the conversion rate on the conversion date (as defined below).

The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the applicable indenture to convert such note.

Rather than receiving shares of our common stock upon conversion of any note, a holder will receive, for each $1,000 principal amount of notes surrendered for conversion:

•	cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value, as defined below (the “required cash amount”), and

•	if the conversion value is greater than $1,000, a number of shares of our common stock, (the “remaining shares”) equal to the sum of the daily share amounts (as defined below) for each of the ten consecutive trading days in the conversion reference period (as defined below), subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below.

“Conversion value” means the product of (1) the applicable conversion rate multiplied by (2) the average of the volume weighted average price (as defined below) per share of our common stock on each of the trading days during the conversion reference period.

The “daily share amounts” means, for each trading day of the conversion reference period and each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

(	volume weighted average price per share for such trading day	×	conversion rate in effect on such trading day	)	– $1,000
volume weighted average price per share for such trading day × 10

The “volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page GILD <equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

A “trading day” is any day on which (i) there is no market disruption event (as defined below) and (ii) the Nasdaq National Market or, if our common stock is not quoted on the Nasdaq National Market, the principal national securities exchange on which our common stock is listed, is open for trading or, if the common stock is not so listed, admitted for trading or quoted, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

A “market disruption event” means the occurrence or existence for more than one half-hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Nasdaq National Market or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

The “conversion reference period” means:

•	for notes that are converted during the period beginning on the 30th day prior to the maturity date of the applicable notes, the ten consecutive trading days beginning on the third trading day following the maturity date; and

•	in all other instances, the ten consecutive trading days beginning on the third trading day following the conversion date.

On any day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”) and we will notify you of such cash percentage by notifying the trustee (the “cash percentage notice”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable conversion reference period will equal the product of: (1) the cash percentage, (2) the daily share amount for such trading day and (3) the volume weighted average price of our common stock for such trading day (provided that after the consummation of a change in control in which the consideration is comprised entirely of cash, the amount used in this clause (3) will be the cash price per share received by holders of our common stock in such change in control). The number of shares deliverable in respect of each trading day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares as described below. We may, at our option, revoke any cash percentage notice by notifying the trustee; provided that we revoke such notice prior to the start of the applicable conversion reference period.

The cash and any shares of our common stock due upon conversion of the notes will be delivered through the conversion agent as promptly as practicable following the end of the conversion reference period applicable to the notes being converted.

A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the arithmetic average of the volume weighted average price of our common stock for each of the ten consecutive trading days of the conversion reference period.

The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

Upon determining that the holders are entitled to convert their notes in accordance with the provisions described below, we will promptly (1) issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information or (2) provide notice to the holders of the notes in a manner contemplated by the applicable indenture, including through the facilities of the DTC.

Conversion Based on Common Stock Price

Holders may surrender notes for conversion in any calendar quarter commencing at any time after September 30, 2006, and only during such calendar quarter, if the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the conversion price per share of common stock on the last day of such preceding calendar quarter, which we refer to as the “conversion trigger price.”

The conversion trigger price immediately following issuance of the 2011 notes is $100.75, which is 130% of the initial conversion price per share of common stock. The foregoing conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate.

The conversion trigger price immediately following issuance of the 2013 notes is $99.06, which is 130% of the initial conversion price per share of common stock. The foregoing conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate.

The conversion agent will, on our behalf, determine at the beginning of each calendar quarter commencing at any time after September 30, 2006 (through and including March 31, 2011 with respect to the 2011 notes and through and including March 31, 2013 with respect to the 2013 notes) whether the notes are convertible as a result of the price of our common stock and notify us and the trustee.

Conversion Upon Occurrence of Specified Corporate Transactions

If we elect to distribute to all holders of our common stock:

•	certain rights or warrants entitling them to subscribe for or purchase, for a period expiring within 60 days of the record date for such distribution, our common stock at less than the average of the closing prices for the five consecutive trading days ending on the date immediately preceding the first public announcement of the distribution, or

•	cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clauses (1) and (2) of the description below of adjustments to the conversion rate), which distribution, together with all other distributions within the preceding twelve months, has a per share value exceeding 15% of the average of the closing prices for the five consecutive trading days ending on the date immediately preceding the first public announcement of the distribution, we must notify the holders of the notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not convertible at that time. No adjustment to the ability of the holders to convert will be made if the holders are entitled to participate in the distribution without conversion.

In addition, if a change in control occurs or if we are a party to a consolidation, merger, binding share exchange, transfer or lease of all or substantially all of our assets, pursuant to which our common stock would be converted into cash, securities or other assets, the notes may be surrendered for conversion at any time from or after the date which is 15 days prior to the anticipated effective time of the transaction until 35 days after the actual date of such transaction or, if such transaction also constitutes a change in control, until the change in control purchase date (as defined below). After the effective time of the transaction, settlement of the conversion value will be based on the kind and amount of cash, securities or other assets of Gilead or another person that a holder of our common stock received in the transaction; provided that, for the avoidance of doubt, the conversion value will be paid in cash and at our election, cash, common stock or a combination of cash and common stock in accordance with the applicable procedures set forth under “—Conversion Rights—General.” In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, then from and after the effective date of such transaction, the notes shall be convertible into the consideration that a majority of the holders of our common stock who made such an election received in such transaction. We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction but in no event less than 15 days prior to the anticipated effective date of such transaction.

In the case of a change in control, (i) the conversion rate will be adjusted as set forth below under “—Adjustment to Conversion Rate—Adjustment to Conversion Rate Upon a Change in Control” and (ii) the holder can require us to purchase all or a portion of its notes as described under “—Change in Control Permits Purchase of Notes by Gilead at the Option of the Holder.”

Conversion During Month Prior to Maturity

Notwithstanding anything herein to the contrary, holders may surrender the 2011 notes for conversion at any time on or after April 1, 2011 and the 2013 notes for conversion at any time on or after April 1, 2013, in each case until the close of business on the business day immediately preceding the applicable maturity date.

Conversion Procedures

To convert a note represented by a global security, a holder must convert by book-entry transfer to the conversion agent (which is initially the trustee) through the facilities of the DTC.

To convert a note that is represented by a certificated security (as defined below), a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsement and transfer documents; and

•	if required, pay all transfer or similar taxes.

On conversion of a note, a holder will not receive, except as described below, any cash payment representing accrued interest. Instead, accrued interest will be deemed paid by the cash and/or shares of common stock received by the holder on conversion. Delivery to the holder of such cash and/or shares will thus be deemed:

•	to satisfy our obligation to pay the principal amount of a note; and

•	to satisfy our obligation to pay accrued and unpaid interest.

As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment; provided that no such payment need be made:

•	in connection with any conversion following the regular record date immediately preceding the final interest payment date;

•	if we have specified a change in control purchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

We will not be required to convert any notes that are surrendered for conversion without payment of interest as required by this paragraph.

Exchange in Lieu of Conversion

When a holder surrenders notes for conversion, we may direct the conversion agent to surrender, on or prior to the commencement of the conversion reference period, such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for such notes, all cash or a combination of cash and shares of our common stock equal to the consideration due upon conversion, as determined above under “Conversion Rights—General,” at the option of the designated financial institution. By the close of business on the trading day immediately preceding the start of the conversion reference period, we will notify the holder surrendering notes for conversion that we have directed the designated financial institution to make an exchange in lieu of conversion and such financial institution will be required to notify the conversion agent whether it will deliver, upon exchange, shares of common stock, cash or a specified combination thereof.

If the designated institution accepts any such notes, it will deliver the appropriate number of shares of our common stock or cash, or any combination thereof, to the conversion agent and the conversion agent will deliver those shares or cash, or combination thereof, as the case may be, to you. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related consideration, or if such designated financial institution does not accept the notes for exchange, we will, as promptly as practical thereafter, but not later than the third business day following determination of the conversion value, convert the notes into cash and shares, if any, of our common stock, as described above under “Conversion Rights—General.”

Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes. We will not pay any consideration to, or otherwise enter into any agreement with, the designated institution for or with respect to such designation.

Adjustment To Conversion Rate

General

The conversion rate on the applicable notes will not be adjusted for accrued interest. For a discussion of the tax treatment of a holder receiving cash or cash and shares of our common stock, upon surrendering notes for conversion, see “Material U.S. Federal Income Tax Considerations.”

The conversion rate on the applicable notes will be adjusted for:

(1)	dividends or distributions on shares of our common stock payable in shares of common stock or other capital stock of ours;

(2)	subdivisions, combinations or certain reclassifications of shares of our common stock;

(3)	distributions to all holders of shares of our common stock of certain rights to purchase shares of our common stock for a period expiring within 60 days after the record date for such distribution at less than the average of the closing prices for the five consecutive trading days immediately preceding the first public announcement of the distribution;

(4)	distributions to all holders of shares of our common stock of our assets (including shares of any subsidiary or business unit of ours) or debt securities or certain rights to purchase our securities (excluding cash dividends or other cash distributions);

(5)	cash dividends or other cash distributions to all or substantially all holders of our common stock, other than distributions described in clause (6) below; and

(6)	distributions of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

In the event we elect to make a distribution described in clause (3) or (4) of the preceding paragraph which, in the case of (4), has a per share value equal to more than 15% of the closing price of shares of our common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of notes at least 20 days prior to the ex-dividend date for such distribution.

In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the ten trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the principal United States securities exchange or market on which the securities are then listed or quoted.

Subject to the provisions of the applicable indenture, if we distribute cash in accordance with clause (5) above, then we will adjust the conversion rate based on the following formula:

R1 =	R ×	M
(M - C)

where,

R1 = the adjusted conversion rate;

R = the conversion rate in effect immediately prior to the time of determination (as defined below);

M = the average of the closing prices of our common stock for the five consecutive trading days prior to the trading day immediately preceding time of determination; and

C = the amount in cash per share we distribute to holders of our common stock (and for which no adjustment has been made).

The “time of determination” means the time and date of the earlier of (i) the determination of stockholders entitled to receive rights, warrants or options or a distribution, in each case, to which certain sections of the applicable indenture applies and (ii) the ex-dividend time, which is the time immediately prior to the commencement of “ex-dividend” trading for such rights, warrants or options or distribution on the Nasdaq National Market or such other national or regional exchange or market on which our common stock is then listed or quoted.

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of the capital stock, evidences of indebtedness or assets as described in clauses (3) and (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

No adjustment to the conversion rate will be made if holders of the applicable notes will participate in the transaction without conversion or in certain other cases.

In the event of an adjustment of a conversion rate the holders of the applicable notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend.

If we make a distribution to holders of our common stock and the applicable conversion rate is increased, this increase may be deemed to be the receipt of taxable income by holders of the notes and may result in withholding taxes for holders (including backup withholding taxes or withholding taxes on payments to foreign persons). Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a holder, we may, at our option, set-off such payments against payments of cash and common stock on the notes. See the discussions under the headings “Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Distributions,” “Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Constructive Distributions” and “Material U.S. Federal Income Tax Considerations—Consequences to Non-U.S. Holders—Dividends and Constructive Distributions” for more details.

Notwithstanding anything in this section “Adjustment to Conversion Rate” to the contrary, we will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. In addition, we will make any carry forward adjustments not otherwise effected upon conversion of the notes, upon required purchases of the notes in connection with a change in control and five business days prior to the stated maturity of each series of the notes. Except as set forth in this “Adjustment to Conversion Rate”, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security or for any other event.

The conversion rate shall not exceed 15.3539 per $1,000 principal amount of the notes on account of adjustments to the conversion rate described in “—Adjustment to Conversion Rate Upon a Change in Control,” subject to the adjustments set forth in clauses (1) through (6) above. Further, notwithstanding anything in this section “Adjustment to Conversion Rate” to the contrary, the conversion rate shall not exceed 66.6667 per $1,000 principal amount of the notes, equivalent to a conversion price of $15 per share of common stock, other than as a result of proportional adjustments to the conversion rate in the manner set forth in clauses (1) through (4) above. Accordingly, other than as a result of such proportional adjustments, in no event will the shares issuable upon conversion of the notes exceed 20% of our common stock outstanding before the issuance of the notes.

Adjustment to Conversion Rate Upon a Change in Control

If a change in control occurs and a holder elects to convert its notes in connection with such change in control, we will increase the applicable conversion rate for the notes surrendered for conversion by a number of additional shares of our common stock (the “make-whole shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such a change in control transaction if the notice of conversion of the notes is received by the conversion agent from and including the effective date of the change in control up to and including the trading day prior to the related purchase date.

The number of make-whole shares will be determined by reference to the table below and is based on the date on which such change in control transaction becomes effective (the “change in control effective date”) and the price (the “stock price”) paid per share of common stock in such transaction. If the holders of our common stock receive only cash in the change in control transaction, the stock price shall be the cash amount paid per share of common stock. Otherwise, the stock price shall be the average of the closing sale prices of our common stock on the ten consecutive trading days up to but excluding the change in control effective date.

The stock prices set forth in the first column of the table will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the applicable conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the applicable conversion rate as so adjusted. In addition, the number of make-whole shares will be subject to adjustment in the same manner as the applicable conversion rate as set forth above under “—Adjustment To Conversion Rate—General.”

2011 Notes Make-Whole Table

The following table sets forth the stock price and number of make-whole shares of our common stock to be received per $1,000 principal amount of 2011 notes:

Stock Price on Effective Date	Effective Date
	April 25, 2006	May 1, 2007	May 1, 2008	May 1, 2009	May 1, 2010	May 1, 2011
$65.13	2.4515	2.4515	2.4515	2.4515	2.4515	2.4515
$70.00	2.0073	2.0159	1.9915	1.9203	1.7426	1.3833
$75.00	1.6464	1.6279	1.5708	1.4586	1.2215	0.4309
$80.00	1.3605	1.3223	1.2444	1.1092	0.8465	0.0000
$85.00	1.1324	1.0814	0.9906	0.8457	0.5816	0.0000
$90.00	0.9483	0.8895	0.7932	0.6467	0.3977	0.0000
$95.00	0.7997	0.7366	0.6387	0.4969	0.2717	0.0000
$100.00	0.6784	0.6135	0.5169	0.3839	0.1861	0.0000
$125.00	0.3264	0.2719	0.1999	0.1194	0.0383	0.0000
$150.00	0.1794	0.1416	0.0985	0.0623	0.0314	0.0000
$175.00	0.1196	0.1001	0.0773	0.0529	0.0262	0.0000
$200.00	0.1064	0.0878	0.0676	0.0460	0.0225	0.0000
$250.00	0.0855	0.0703	0.0542	0.0370	0.0193	0.0000

The exact stock prices and effective dates may not be set forth in the applicable table, in which case:

•	If the stock price is between two stock price amounts in the applicable table or the effective date is between two dates in the applicable table, the make-whole shares issued upon conversion of the applicable notes will be determined by straight-line interpolation between the number of make-whole shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	If the stock price is in excess of $250.00 per share of common stock (subject to adjustment), no make-whole shares will be issued upon conversion of the notes; and

•	If the stock price is less than $65.13 per share of common stock (subject to adjustment), no make-whole shares will be issued upon conversion of the notes.

2013 Notes Make-Whole Table

The following table sets forth the stock price and number of make-whole shares of our common stock to be received per $1,000 principal amount of 2013 notes:

Stock Price on Effective Date	Effective Date
	April 25, 2006	May 1, 2007	May 1, 2008	May 1, 2009	May 1, 2010	May 1, 2011	May 1, 2012	May 1, 2013
$65.13	2.2309	2.2309	2.2309	2.2309	2.2309	2.2309	2.2309	2.2309
$70.00	1.8607	1.8844	1.8918	1.8863	1.8480	1.7651	1.5765	1.1627
$75.00	1.5586	1.5614	1.5446	1.5130	1.4446	1.3231	1.0801	0.2103
$80.00	1.3176	1.3053	1.2722	1.2230	1.1345	0.9937	0.7313	0.0000
$85.00	1.1228	1.1007	1.0561	0.9953	0.8972	0.7492	0.4917	0.0000
$90.00	0.9649	0.9349	0.8836	0.8168	0.7153	0.5681	0.3303	0.0000
$95.00	0.8353	0.8009	0.7455	0.6764	0.5744	0.4341	0.2231	0.0000
$100.00	0.7283	0.6912	0.6338	0.5639	0.4650	0.3350	0.1527	0.0000
$125.00	0.4047	0.3675	0.3153	0.2587	0.1874	0.1128	0.0479	0.0000
$150.00	0.2620	0.2330	0.1905	0.1496	0.1135	0.0778	0.0392	0.0000
$175.00	0.2028	0.1778	0.1512	0.1253	0.0969	0.0663	0.0329	0.0000
$200.00	0.1803	0.1582	0.1338	0.1098	0.0845	0.0580	0.0284	0.0000
$250.00	0.1495	0.1303	0.1078	0.0887	0.0675	0.0470	0.0238	0.0000

The exact stock prices and effective dates may not be set forth in the applicable table, in which case:

•	If the stock price is between two stock price amounts in the applicable table or the effective date is between two dates in the applicable table, the make-whole shares issued upon conversion of the applicable notes will be determined by straight-line interpolation between the number of make-whole shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	If the stock price is in excess of $250.00 per share of common stock (subject to adjustment), no make-whole shares will be issued upon conversion of the notes; and

•	If the stock price is less than $65.13 per share of common stock (subject to adjustment), no make-whole shares will be issued upon conversion of the notes.

The adjustments described in this section are subject to the limitations described above under “—General.”

Our obligation to deliver the make-whole shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Change in Control Permits Purchase of Notes by Gilead at the Option of the Holder

In the event of any change in control, each holder will have the right, at the holder’s option, subject to the terms and conditions of the applicable indenture, to require us to purchase for cash all or any portion of the holder’s notes in integral multiples of $1,000 principal amount at a price (the “change in control purchase price”) equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the change in control purchase date unless the change in control purchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to holders of the notes as of the preceding record date. Upon a valid exercise of such an option, we will be required to purchase the notes as of the date that is no later than 35 business days after the occurrence of such change in control (a “change in control purchase date”).

As promptly as practicable following the date we publicly announce such transaction but in no event less than 15 days prior to the anticipated effective date of a change in control, we are obligated to mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the change in control, which notice shall state, among other things, as applicable:

•	the events causing a change in control;

•	the date of such change in control;

•	the last date on which the purchase right may be exercised;

•	the change in control purchase price;

•	the change in control purchase date;

•	the name and address of the paying agent and the conversion agent;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•	that notes with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the applicable indenture; and

•	the procedures that holders must follow to exercise these rights.

To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the change in control purchase date. The required purchase notice upon a change in control shall state:

•	if certificated notes have been issued, the certificate number of the notes (or, if your notes are not certificated, your notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that we are to purchase such notes pursuant to the applicable provisions of the notes.

A holder may withdraw any change in control purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the change in control purchase date. The notice of withdrawal shall state:

•	the principal amount being withdrawn;

•	the certificate numbers of the notes being withdrawn (or, if your notes are not certificated, your notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, of the notes that remain subject to a change in control purchase notice.

Our obligation to pay the change in control purchase price for a note for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with all necessary endorsements and compliance by the holder with all DTC procedures, as applicable, to the paying agent at any time after the delivery of such change in control purchase notice. Payment of the change in control purchase price for such note will be made on the third business day following the later of the change in control purchase date or the time of delivery of such note.

If the paying agent holds money sufficient to pay the change in control purchase price of the note on the third business day following the change in control purchase date in accordance with the terms of the applicable indenture, then, immediately after the change in control purchase date, interest on such note will cease to accrue, whether or not the note is delivered to the paying agent, and all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the note.

A “change in control” means the following events:

•	any person or group, other than Gilead, its subsidiaries or any employee benefit plan of Gilead or its subsidiaries, files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person has become the beneficial owner of 50% or more of the voting power of our common stock then outstanding or other capital stock into which our common stock is reclassified or changed, with certain exceptions; or

•	Gilead consolidates with or merges with or into another person (other than a subsidiary of Gilead), or sells, conveys, transfers or leases all or substantially all of its properties and assets to any person (other than a subsidiary of Gilead), or any person (other than a subsidiary of Gilead) consolidates with or merges with or into Gilead, and the outstanding voting common stock of Gilead is reclassified into, converted for or converted into the right to receive any property or security, provided that none of these circumstances will be a change in control if the persons that beneficially own the voting stock of Gilead immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person’s board of directors, managers or trustees immediately after the transaction.

For purposes of defining a change in control:

•	the term “person” and the term “group” have the meanings given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions;

•	the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision; and

•	the term “beneficial owner” is determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions, except that a person will be deemed to have beneficial ownership of all shares that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time.

Notwithstanding the foregoing, it will not constitute a change in control if at least 90% of the consideration for our common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights and cash payment of the required cash payment, if any) in the transaction or transactions constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market, or which will be so traded or quoted when issued or exchanged in connection with the change in control, and as a result of such transaction or transactions the notes become convertible solely into such common stock.

In connection with any purchase offer in the event of a change in control, to the extent required by applicable law, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	otherwise comply with all federal and state securities laws as necessary under the applicable indenture to effect a change in control purchase of notes by us at the option of a holder.

We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the notes, but that would increase the amount of our outstanding indebtedness or the outstanding indebtedness of our subsidiaries.

No notes may be purchased by us at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the change in control purchase price with respect to the notes.

Events of Default and Acceleration

The following are events of default under each indenture:

•	default in payment of the principal amount or change in control purchase price with respect to any note when such becomes due and payable;

•	default in payment of any interest (including any additional interest) due on the notes, which default continues for 30 days;

•	our failure to comply with any of our other agreements in the notes or the applicable indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the 2011 notes or 2013 notes, as applicable, then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

•	(A) our failure to make any payment by the end of any applicable grace period after maturity of indebtedness, which term as used in the applicable indenture means obligations (other than nonrecourse obligations) of Gilead for borrowed money or evidenced by bonds, notes or similar instruments (“Indebtedness”) in an amount in excess of $100.0 million and continuance of such failure, or (B) the acceleration of Indebtedness in an amount in excess of $100.0 million because of a default with respect to such Indebtedness without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled in case of (A) above, for a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the 2011 notes or 2013 notes, as applicable, then outstanding. However, if any such failure or acceleration referred to in (A) or (B) above shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred; or

•	certain events of bankruptcy or insolvency affecting us or any of our “significant subsidiaries” (as such term is defined under Regulation S-X under the Securities Act).

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the 2011 notes or 2013 notes, as applicable, then outstanding may declare the principal amount of the 2011 notes or 2013 notes, as applicable, and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the principal amount of the notes and any unpaid interest accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable.

Mergers and Sales of Assets

The indentures provide that we may consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entirety to another person, provided that:

•	the resulting, surviving or transferee person (if other than Gilead) is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	such person assumes all our obligations under the notes and the applicable indenture;

•	Gilead or such successor is not immediately thereafter in default under the applicable indenture; and

•	other conditions described in the applicable indenture are met.

Upon the assumption of our obligations by such person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indentures. Although such transactions are permitted under the indentures, certain of the foregoing transactions occurring could constitute a change in control, permitting each holder to require us to purchase the notes of such holder as described above.

Modification

We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the applicable indenture or modify the rights of the holders of the 2011 notes or 2013 notes, as applicable, with the consent of the holders of at least a majority in principal amount of the 2011 notes or 2013 notes, as applicable, then outstanding. However, without the consent of each holder affected thereby, no supplemental indenture may:

•	reduce the principal amount of, change in control purchase price with respect to, or any premium or interest (including additional interest) on, any note;

•	make any note payable in money or securities other than that stated in the note;

•	change the stated maturity of any note;

•	make any change that adversely affects the right of a holder to convert any note;

•	make any change that adversely affects the right to require us to purchase a note;

•	impair the right to convert or receive payment with respect to the notes or the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes; or

•	change the provisions in the applicable indenture that relate to modifying or amending the applicable indenture.

Without the consent of any holder of 2011 notes or 2013 notes, as applicable, we and the trustee may enter into supplemental indentures for any of the following purposes:

•	to cure any ambiguity, omission, defect or inconsistency in the applicable indenture;

•	to evidence a successor to us and the assumption by that successor of our obligations under the applicable indenture and the 2011 notes or 2013 notes, as applicable;

•	to secure our obligations in respect of the 2011 notes or 2013 notes, as applicable, and the applicable indenture;

•	to add to our covenants for the benefit of the holders of the 2011 notes or 2013 notes, as applicable, or to surrender any right or power conferred upon us;

•	to make any changes to comply with the Trust Indenture Act, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the applicable indenture under the Trust Indenture Act; and

•	to make any change that does not adversely affect the rights of any holder of the notes.

No amendment to cure any ambiguity, defect or inconsistency in the indentures made solely to conform the indentures to the description of notes contained in the offering memorandum for the original private sale of the notes will be deemed to adversely affect the interests of the holders of the notes.

The holders of a majority in principal amount of the outstanding 2011 notes or 2013 notes, as applicable, may, on behalf of the holders of such notes waive any existing or past default under the applicable indenture and its consequences, except an uncured default in the payment of the principal amount, accrued and unpaid interest or change in control purchase price or in respect of any provision which under the applicable indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Discharge of the Indentures

We may satisfy and discharge our obligations under the applicable indenture by delivering to the trustee for cancellation all outstanding 2011 notes or 2013 notes, as applicable, or by depositing with the trustee, the paying agent or the conversion agent, if applicable after the 2011 notes or 2013 notes, as applicable, have become due and payable, whether at stated maturity, or a change in control purchase date, or upon conversion or otherwise, cash, shares of common stock (solely to satisfy outstanding conversions, if applicable) or government obligations (in each case pursuant to the terms of the indentures) sufficient to pay all of the outstanding notes and paying all other sums payable under the indentures by us.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, conversion value, the conversion date, the volume weighted average price, the conversion reference period, the trading prices of the notes, the closing price, the conversion price, the required cash amount, the applicable conversion rate and the number of shares of common stock, if any, to be issued upon conversion of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Information Concerning the Trustee

Wells Fargo Bank, National Association will be the initial trustee, registrar, paying agent and conversion agent under the indentures. We may maintain deposit accounts and conduct other banking transactions with the trustee in the normal course of business.

Governing Law

The indentures and the notes are governed by, and construed in accordance with, the law of the State of New York.

Global Notes; Book-Entry; Form

We initially issued the notes in the form of global securities. The global securities were deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, each global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global securities directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in the limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global securities with DTC, DTC will continue to credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global securities to the accounts of participants. The accounts to be credited were designated by the initial purchasers. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the applicable global security for all purposes under the applicable indenture and the 2011 notes or 2013 notes, as applicable. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in a global security, you will not be entitled to have the notes represented by a global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under a global security. We understand that under existing industry practice, if an owner of a beneficial interest in a global security desires to take action that DTC, as the holder of the global securities, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest (including any additional interest) on the notes represented by the global securities registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including additional interest) of a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in a global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global securities for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the applicable global security is credited and only in respect of such portion of the aggregate principal amount of 2011 notes or 2013 notes, as applicable, as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global securities or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global securities for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under “Transfer Restrictions.” Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Registration Rights

We have entered into a registration rights agreement with the initial purchasers. Pursuant to the registration rights agreement, we agreed to file, at our expense, a shelf registration statement on such form as we deem appropriate covering resales by holders of all notes and the common stock issuable upon conversion of the notes. We filed the shelf registration statement of which this prospectus is a part pursuant to such registration rights agreement. We will use our reasonable efforts to keep the shelf registration statement effective until April 25, 2008 or until the earlier of (1) the sale or transfer pursuant to the shelf registration statement of the notes and the common stock issuable upon conversion of the notes, and (2) the date when holders, other than holders that are our “affiliates,” of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor Rule thereto or otherwise.

Upon receipt of a completed selling securityholder questionnaire (a form of which is available upon request to Gilead), together with such other information as we may reasonably request from a holder of such notes, we will use our reasonable efforts to file such amendments to the shelf registration statement or supplements to this prospectus as are necessary to permit such holder to deliver this prospectus to purchasers of the notes, subject to our right to suspend the use of the prospectus as discussed below; provided, however, that we will not be required to file an amendment or supplement until we have received questionnaires with respect to at least $100 million aggregate principal amount of notes; provided, further, however, that we will not be required to file an amendment or supplement more than one time in any calendar quarter for all such holders. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in this prospectus and therefore will not be permitted to sell any notes pursuant to the shelf registration statement.

We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 90 consecutive days or an aggregate of 120 days in any twelve-month period. We need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders.

This summary of registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the registration rights agreement filed as an exhibit to our current report on Form 8-K filed with the SEC on April 25, 2006, incorporated herein by reference.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is summarized from, and qualified in its entirety by reference to, Gilead’s restated certificate of incorporation, as amended, which has been publicly filed with the SEC. See “Where You Can Find Additional Information.”

Our authorized capital stock consists of 1,400,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value. As of September 30, 2006, there were:

•	approximately 458,789,026 shares of our common stock outstanding;

•	no shares of preferred stock issued or outstanding;

•	400,000 shares of preferred stock designated as Gilead series A junior participating preferred stock; and

•	options to purchase 45,707,424 shares of common stock outstanding.

Common Stock

Holders of our common stock have one vote per share on all matters submitted to a vote of stockholders. Stockholders do not have cumulative voting rights. The holders of our common stock have the right to receive dividends if they are declared by the our board of directors and there are sufficient funds to legally pay dividends, subject to the rights of the holders of any outstanding preferred stock to receive preferential dividends. Upon the liquidation of Gilead, holders of our common stock would share ratably in any assets available for distribution to stockholders after payment of all of our obligations and the aggregate liquidation preference (including accrued and unpaid dividends) of any outstanding preferred stock. Our common stock is not redeemable and has no preemptive, subscription or conversion rights. Shares of our common stock currently outstanding are, and shares of common stock that may be issued under the prospectus will be, validly issued, fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, of which 400,000 are authorized for issuance as Gilead series A junior participating preferred stock, none of which are outstanding. Our board of directors may issue preferred stock in one or more series and fix the rights, preferences, privileges and restrictions of such preferred stock, including:

•	dividend rights;

•	dividend rate;

•	conversion rights;

•	voting rights;

•	rights and terms of redemption;

•	redemption price or prices;

•	the liquidation preferences of any wholly unissued series of preferred stock; and

•	the number of shares constituting any series or the designation of such series.

The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock. We have no present plans to issue any additional preferred stock.

Series A Preferred Stock

Holders of Gilead series A junior participating preferred stock have 400 votes per share of Gilead series A junior participating preferred stock and vote as a single class with the holders of Gilead common stock on all matters submitted to a vote of stockholders. Holders of Gilead series A junior participating preferred stock do not have cumulative voting rights. The holders of Gilead series A junior participating preferred stock have the right, subject to the rights of the holders of any shares of preferred stock to receive preferential dividends and in preference to the holders of our common stock, to receive, when and if declared by our board of directors, quarterly dividends in an amount equal to the greater of $1.00 or, subject to adjustment upon the occurrence of certain events, 400 times the aggregate per share amount of all non-cash dividends or other distributions declared on our common stock since the previous quarterly payment or, in the case of the first quarterly payment, since the first issuance of Gilead series A junior participating preferred stock. Upon the liquidation of Gilead, before any payment may be made to holders of our common stock or shares of other preferred stock ranking junior to the Gilead series A junior participating preferred stock, holders of Gilead series A junior preferred stock are entitled to $100 per share of series A junior participating preferred stock plus all declared and unpaid dividends for each share of Gilead series A junior participating preferred stock held.

The Gilead series A junior participating preferred stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. The Gilead series A junior participating preferred stock was authorized for issuance in connection with the rights plan as described below under “—Anti-Takeover Provisions—Rights Plan.” There are no shares of Gilead series A junior participating preferred stock currently outstanding.

Stock Options and Warrants

As of September 30, 2006, there were 70,324,910 shares of common stock reserved for issuance under our equity incentive plans, options and warrants. Of this number, 45,707,424 shares were reserved for issuance upon exercise of outstanding options that were previously granted under our stock options plans, 23,164,332 shares were reserved for issuance upon exercise of options that may be granted in the future under our stock options plans, 1,444,861 shares were reserved for issuance under the Employee Stock Purchase Plan, and no shares were reserved for issuance upon exercise of outstanding warrants.

Anti-Takeover Provisions

We have adopted certain anti-takeover provisions, which may have the effect of discouraging, delaying or preventing a merger or acquisition of the companies.

Rights Plan

We are subject to certain anti-takeover provisions under our preferred share purchase rights plan. The rights trade with our common stock and are not currently exercisable. Under certain circumstances, the rights initially become exercisable for 1/400 of a share of Gilead series A junior preferred stock. Our rights plan also provides that:

•	if a third party acquires more than 15% of our common stock, the rights holders, other than this third party, would have the right to purchase a certain number of shares of our common stock at a discount;

•	if Gilead is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, the rights holders would have the right to acquire a certain number of shares of the common stock of the acquiring company at a discount; or

•	our board of directors may under certain circumstances exchange each right, other than those held by such third party, for one share of our common stock.

Action by Written Consent

Our bylaws do not permit the stockholders to take action by written consent.

Power of Stockholders to Call Special Stockholders’ Meetings

Our bylaws provide that special meetings of the stockholders may be called only by the Chairman of our board of directors, the Chief Executive Officer or our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Removal of Directors

A director of Gilead can be removed prior to the expiration of his or her term for cause by the affirmative vote of the holders of at least a majority of the outstanding shares of voting stock. A director of Gilead can be removed at any time without cause by the affirmative vote of at least 66 2/3% of the outstanding shares of voting stock.

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder unless, with some exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders.

Transfer Agent and Registrar

Mellon Investor Services LLC is the transfer agent and registrar for our common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations of the purchase, ownership and disposition of notes and the shares of common stock into which the notes may be converted, but is not a complete analysis of all potential tax consequences relating thereto. This summary is based upon provisions of the Code, applicable regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a note or share of common stock held as a capital asset. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes or common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift tax consequences, if any.

If a partnership holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. holder” means a beneficial owner of notes or shares of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of notes or shares of common stock received upon conversion of the notes that is not a U.S. holder. Special rules may apply to non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in some circumstances, individuals who are U.S. expatriates. Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Payment of Interest

Interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes.

Additional Interest

We may be required to pay additional interest to a U.S. holder in circumstances described above under the heading “Description of Notes—Registration Rights.” Because we believe the likelihood that we will be obligated to make any such additional payments on the notes is remote, we are taking the position (and this discussion assumes) that the notes will not be treated as contingent payment debt instruments. Assuming our position is respected, a U.S. holder would be required to include in income such additional amounts at the time payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Our determination that the notes are not contingent payment debt instruments is not binding on the Internal Revenue Service (the “IRS”). If the IRS were to successfully challenge our determination and the notes were treated as contingent payment debt instruments, U.S. holders would be required, among other things, to accrue interest income at a rate higher than the stated interest rate on the notes, treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note, and treat the entire amount of recognized gain upon a conversion of notes as taxable. Our determination that the notes are not contingent payment debt instruments is binding on U.S. holders unless they disclose their contrary positions to the IRS in the manner that is required by applicable U.S. Treasury regulations.

Market Discount

If a U.S. holder acquires a note at a cost less than the stated redemption price at maturity of the note, the amount of such difference is treated as market discount, unless such difference is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years from the date of acquisition to maturity of the note. In general, market discount will be treated as accruing on a straight line basis over the remaining term of the note or, at the U.S. holder’s election, under a constant yield method. If such an election is made, it will apply only to the note with respect to which it is made and may not be revoked.

A U.S. holder may elect to include market discount in income over the remaining term of the note. Once made, this election applies to all market discount obligations acquired by such U.S. holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a U.S. holder acquires a note at a market discount and does not elect to include accrued market discount in income over the remaining term of the note, such U.S. holder may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until a taxable disposition of the note.

If a U.S. holder acquires a note at a market discount, such U.S. holder will be required to treat any gain recognized on the disposition of the note as ordinary income to the extent of accrued market discount not previously included in income with respect to the note. If a U.S. holder disposes of a note with market discount in an otherwise non-taxable transaction, such U.S. holder may be required to include accrued market discount in income as ordinary income as if such U.S. holder had sold the note at its then fair market value.

Amortizable Bond Premium

If a U.S. holder acquires a note at a cost greater than the sum of all amounts payable on the note after the acquisition date, other than payments of qualified stated interest, such U.S. holder generally will be considered to have acquired the note with amortizable bond premium, except to the extent such excess is attributable to the note’s conversion feature. The amount attributable to the conversion feature of a note may be determined under any reasonable method, including by comparing the note’s purchase price to the market price of a similar note without a conversion feature.

A U.S. holder generally may elect to amortize bond premium from the acquisition date to the note’s maturity date under a constant yield method. Once made, this election applies to all debt obligations held or subsequently acquired by such U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The amount amortized in any taxable year generally is treated as an offset to interest income on the note and not as a separate deduction.

Sale, Redemption or Other Taxable Disposition of Notes

Except as provided below under “Consequences to U.S. Holders—Conversion of Notes” a U.S. holder will generally recognize gain or loss upon the sale, redemption or other taxable disposition of a note equal to the difference between the amount realized (less accrued interest which will be taxable as such) upon the sale, redemption or other taxable disposition (including an exchange with a designated financial institution in lieu of a conversion, as described in “Description of Notes—Exchange in Lieu of Conversion”) and such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note, increased by any market discount previously included in income with respect to the note, and reduced by any premium previously deducted (or used to offset interest income) with respect to the note. Except as set forth above under “Consequences to U.S. Holders—Market Discount,” any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, such gain or loss will be a long-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. For some non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2011. A U.S. holder’s ability to deduct capital losses may be limited.

Conversion of Notes

If a U.S. holder receives solely cash in exchange for notes upon conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under “Consequences to U.S. Holders—Sale, Redemption or Other Taxable Disposition of Notes”). The tax treatment of a conversion of a note into cash and common stock is uncertain, and U.S. holders should consult their tax advisors regarding the consequences of such a conversion.

Treatment as a Recapitalization. If a combination of cash and stock is received in exchange for notes upon conversion (excluding an exchange with a designated financial institution in lieu of a conversion, as described in “Description of Notes—Exchange in Lieu of Conversion”), we intend to take the position that the notes are securities for U.S. federal income tax purposes and that, as a result, the exchange would be treated as a recapitalization. In such case, gain, but not loss, would be recognized equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such, and cash in lieu of a fractional share) over a U.S. holder’s adjusted tax basis in the notes (excluding the portion of the tax basis that is allocable to any fractional share), but in no event should the gain recognized exceed the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s adjusted tax basis in the note that is allocable to the fractional share. Any gain or loss recognized on conversion generally would be capital gain or loss and would be long-term capital gain or loss if, at the time of the conversion, the note has been held for more than one year.

The tax basis of the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) would equal the adjusted tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder’s holding period for shares of common stock would include the period during which the U.S. holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

Alternative Treatment as Part Conversion and Part Redemption. If the conversion of a note into cash and common stock were not treated as a recapitalization, the cash payment received would generally be treated as proceeds from the sale of a portion of the note and taxed in the manner described under “Consequences to U.S. Holders—Sale, Redemption or Other Taxable Disposition of Notes” above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received would be treated as received upon a conversion of the note, which generally would not be taxable to a U.S. holder except to the extent of any common stock received with respect to accrued interest. In such case, the U.S. holder’s tax basis in the note would generally be allocated pro rata among the common stock received, the fractional share that is sold for cash and the portion of the note that is treated as sold for cash. The holding period for the common stock received in the conversion would include the holding period for the note being converted.

Distributions

Distributions, if any, made on our common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, with respect to dividends received by individuals, for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided specified holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Constructive Distributions

The conversion rate of the notes will be adjusted under some circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Some of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to a U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable to qualified dividend income. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay backup withholding taxes on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding taxes), we may, at our option, set-off any such payment against payments of cash and common stock payable on the notes (or, in some circumstances, against any payments on the common stock).

Sale, Redemptions or Other Taxable Dispositions of Common Stock

Upon the sale, redemptions not treated as distributions with respect to our common stock or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by some non-corporate U.S. holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 15%, which maximum is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to limitations.

Possible Effect of the Change in Conversion Consideration After a Change in Control

In some situations, we may provide for the conversion of the notes into shares of an acquirer. Depending on the circumstances, such adjustments could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient such as a corporation. A backup withholding tax will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Consequences to Non-U.S. Holders

Payments of Interest

The 30% U.S. federal withholding tax will not be applied to any payment of interest to a non-U.S. holder provided that:

•	interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment);

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	(a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or (b) the non-U.S. holder holds the notes through specified foreign intermediaries or foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfies the certification requirements of applicable Treasury regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then (although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Payments of additional interest, if any, may be subject to U.S. withholding tax. We intend to withhold tax at a rate of 30% on any payment of such interest made to a non-U.S. holder unless we receive specified certifications from the non-U.S. holder claiming that such payments are subject to reduction or elimination of withholding under an applicable treaty or that such payments are effectively connected with such holder’s conduct of a trade or business in the United States, each as described above. If we withhold tax from any payment of additional interest made to a non-U.S. holder and such payment were determined not to be subject to U.S. federal tax, a non-U.S. holder would be entitled to a refund of any tax withheld.

Dividends and Constructive Distributions

Any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from some of the adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. Holders—Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Specified certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under some circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option, set-off any such payment against payments of cash and common stock payable on the notes (or, in some circumstances, against any payments on the common stock).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Redemptions, Conversion or Other Taxable Dispositions of Notes or Shares of Common Stock

Gain realized by a non-U.S. holder on the sale, redemption or other taxable disposition of a note, as well as upon the conversion of a note (including an exchange described in “Description of Notes—Exchange in Lieu of Conversion”) into cash or into a combination of cash and stock, or common stock (other than a redemption treated as a distribution with respect to our common stock) will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and other specified conditions are met; or

•	we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be.

If a non-U.S. holder is an individual described in the first bullet point above, such holder will be subject to tax on the net gain derived from the sale, redemption, conversion or other taxable disposition under regular graduated U.S. federal income tax rates. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived from the sale, redemption, conversion or other taxable disposition, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States. If a non-U.S. holder is a foreign corporation that falls under the first bullet point above, it will be subject to tax on its net gain generally in the same manner as if it were a U.S. person as defined under the Code and, in addition, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. Any amounts (including common stock) which a non-U.S. holder receives on the conversion of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Consequences to Non-U.S. Holders—Payments of Interest.” We believe that we are not and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest and dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “Consequences to Non-U.S. Holders—Payments of Interest” has been received (and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the United States or conducted through specified U.S.-related financial intermediaries, unless the statement described above has been received (and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

SELLING SECURITYHOLDERS

The notes were originally issued by Gilead and sold by the initial purchaser of the notes in a transaction exempt from the registration requirements of the Securities Act to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and shares of common stock into which the notes are convertible.

The following table sets forth information, as of October 27, 2006, with respect to the selling securityholders and the principal amounts of notes beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes or the common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the common stock, we cannot estimate the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

The conversion rate, and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

Name	Principal Amount of 2011 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
		Beneficially Owned (1)	Offered Hereby (2)
ACE Tempest Reinsurance Ltd.(4)(5)	$2,860,000.00	36,900.86	36,900.86
Altma Fund Sicav Plc in Respect of Trinity Sub Fund	5,164,000.00	66,627.99	66,627.99
AM International E MAC 63 Ltd.	7,526,000.00	97,103.46	97,103.46
AM Master Fund I, LP	19,946,000.00	257,351.27	257,351.27
American Beacon Funds(6)	550,000.00	7,096.32	7,096.32
American Investors Life Insurance Company(4)(7)	500,000.00	6,451.20	6,451.20
AmerUs Life Insurance Company(4)(7)	2,200,000.00	28,385.28	28,385.28
Argent Classic Convertible Arbitrage Fund II, L.P.(8)	1,340,000.00	17,289.22	17,289.22
Argent Classic Convertible Arbitrage Fund Ltd.(8)	40,670,000.00	524,740.61	524,740.61
Argent LowLev Convertible Arbitrage Fund, LLC(8)	1,250,000.00	16,128.00	16,128.00
Argent LowLev Convertible Arbitrage Fund II, LLC(8)	360,000.00	4,644.86	4,644.86
Argent LowLev Convertible Arbitrage Fund Ltd.(8)	14,380,000.00	185,536.51	185,536.51
Argentum Multistrategy Fund Ltd. – Classic(8)	620,000.00	7,999.49	7,999.49
Aventis Pension Master Trust(6)	710,000.00	9,160.70	9,160.70
Bankers Life Insurance Company of New York(4)(7)	200,000.00	2,580.48	2,580.48
Barclays Capital Securities Limited(3)	25,000,000.00	322,560.00	322,560.00
Boilermakers - Blacksmith Pension Trust(6)	5,150,000.00	66,447.36	66,447.36
CALAMOS Convertible Fund - CALAMOS Investment Trust(6)	19,000,000.00	245,145.60	245,145.60
CALAMOS Global Growth & Income Fund - CALAMOS Investment Trust(6)	9,400,000.00	178,282.56	121,282.56
CALAMOS Growth & Income Fund - CALAMOS Investment Trust(6)	77,000,000.00	1,543,484.80	993,484.80
CALAMOS Growth & Income Portfolio - CALAMOS Advisors Trust(6)	400,000.00	8,860.96	5,160.96
CEMEX Pension Plan(6)	375,000.00	4,838.40	4,838.40
Chrysler Corporation Master Retirement Trust(4)(5)	11,470,000.00	147,990.53	147,990.53
CIBC World Markets Corp.(3)	7,500,000.00	96,768.00	96,768.00
Citigroup Global Markets Inc.(3)	6,100,000.00	78,704.64	78,704.64
City of Knoxville Pension System(6)	535,000.00	6,902.78	6,902.78
CNH CA Master Account, L.P.(9)	15,000,000.00	193,536.00	193,536.00
Consolidated Fund of the R.W. Grand Lodge of F. & A.M. of Pennsylvania(6)	130,000.00	2,477.31	1,677.31
CQS Convertible and Quantitative Strategies Master Fund(10)	12,500,000.00	161,280.00	161,280.00
Credit Agricole Structured Asset Management(8)	450,000.00	5,806.08	5,806.08
Credit Industriel D’Alsace Lorraine	10,000,000.00	129,024.00	129,024.00

Name	Principal Amount of 2011 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
		Beneficially Owned (1)	Offered Hereby (2)
Credit Suisse Securities, LLC(3)	35,000,000.00	451,584.00	451,584.00
D.E. Shaw Valence Portfolios, LLC(4)(11)	55,100,000.00	710,922.24	710,922.24
DBAG London(4)(12)	42,375,000.00	546,739.20	546,739.20
Delaware Public Employees Retirement System(4)(5)	4,700,000.00	60,641.28	60,641.28
DellaCamera Capital Master Fund, Ltd.(13)	7,000,000.00	90,316.80	90,316.80
Delta Air Lines Master Trust – CV(4)(5)	2,070,000.00	26,707.97	26,707.97
Delta Airlines Master Trust(6)	2,100,000.00	27,095.04	27,095.04
Delta Pilots Disability & Survivorship Trust – CV(4)(5)	1,395,000.00	17,998.85	17,998.85
Delta Pilots Disability and Survivorship Trust(6)	955,000.00	12,321.79	12,321.79
Deutsche Bank Securities Inc.(3)	8,500,000.00	109,670.40	109,670.40
Dorinco Reinsurance Company(6)	2,075,000.00	26,772.48	26,772.48
F.M. Kirby Foundation, Inc.(4)(5)	2,045,000.00	26,385.41	26,385.41
Fore Convertible Master Fund, Ltd.(14)	100,000.00	1,290.24	1,290.24
Fore ERISA Fund, Ltd.(14)	318,000.00	4,102.96	4,102.96
Goldman Sachs & Co.(3)	5,214,000.00	67,273.11	67,273.11
Government of Singapore Investment Corporation Pte Ltd.	24,670,000.00	2,119,956.21	318,302.21
HBMC	2,000,000.00	25,804.80	25,804.80
HFR CA Global Select Master Trust Account(8)	2,150,000.00	27,740.16	27,740.16
Indianapolis Life Insurance Company(4)(7)	8,200,000.00	105,799.68	105,799.68
Inflective Convertible Opportunity Fund I Ltd.(4)(7)	5,570,000.00	71,866.37	71,866.37
Inflective Convertible Opportunity Fund I, LP(4)(7)	2,920,000.00	37,675.01	37,675.01
INOVA Health Care Services(6)	550,000.00	11,096.32	7,096.32
INOVA Health System Retirement Plan(6)	185,000.00	6,386.94	2,386.94
Institutional Benchmark Series - Ivan Segregated Acct(4)(7)	1,700,000.00	21,934.08	21,934.08
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Fund	600,000.00	7,741.44	7,741.44
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(4)(5)	1,120,000.00	14,450.69	14,450.69
International Truck & Engine Corporation Retiree Health Benefit Trust(4)(5)	670,000.00	8,644.61	8,644.61
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(4)(5)	615,000.00	7,934.98	7,934.98
KBC Financial Products USA Inc.(3)(15)	11,800,000.00	152,248.32	152,248.32
Knoxville Utilities Board Retirement System(6)	320,000.00	4,128.77	4,128.77
Louisiana Workers’ Compensation Corporation(6)	480,000.00	6,193.15	6,193.15
Lydian Overseas Partners Master Fund L.P.	52,500,000.00	677,376.00	677,376.00
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent(8)	3,230,000.00	41,674.75	41,674.75
Lyxor Quest Fund Ltd.	4,000,000.00	51,609.60	51,609.60
Lyxor/AM Investment Fund Ltd.	2,364,000.00	30,501.27	30,501.27
Lyxor/Inflective Convertible Opportunity Fund(4)(7)	3,310,000.00	42,706.94	42,706.94
Macomb County Employees’ Retirement System(6)	735,000.00	9,483.26	9,483.26
Microsoft Capital Group, L.P.(4)(5)	1,145,000.00	14,773.25	14,773.25
Oakwood Assurance Company Ltd.(6)	92,000.00	1,187.02	1,187.02
Oakwood Healthcare Inc. – OHP(6)	26,000.00	335.46	335.46
Oakwood Healthcare Inc. Endowment / A&D(6)	22,000.00	283.85	283.85
Oakwood Healthcare Inc. Funded Depreciation(6)	230,000.00	2,967.55	2,967.55
Oakwood Healthcare Inc. Pension(6)	410,000.00	5,289.98	5,289.98
OCM Convertible Trust(4)(5)	3,510,000.00	45,287.42	45,287.42
OCM Global Convertible Securities Fund(4)(5)	1,240,000.00	15,998.98	15,998.98
Partner Reinsurance Company Ltd.(4)(5)	1,425,000.00	18,385.92	18,385.92
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund	600,000.00	7,741.44	7,741.44
Port Authority of Allegheny County Consolidated Trust Fund(6)	130,000.00	1,677.31	1,677.31
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union(6)	1,525,000.00	19,676.16	19,676.16
Prisma Foundation(6)	475,000.00	6,128.64	6,128.64
Quattro Fund Ltd.	9,600,000.00	123,863.04	123,863.04
Quattro Multistrategy Master Fund LP	1,200,000.00	15,482.88	15,482.88
Quest Global Convertible Master Fund Ltd.	1,000,000.00	12,902.40	12,902.40
Qwest Occupational Health Trust(4)(5)	845,000.00	10,902.53	10,902.53
Qwest Pension Trust(4)(5)	2,725,000.00	35,159.04	35,159.04

Name	Principal Amount of 2011 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
		Beneficially Owned (1)	Offered Hereby (2)
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio(16)	11,000,000.00	141,926.40	141,926.40
Saranac Capital Management LP	7,500,000.00	96,768.00	96,768.00
SCI Endowment Care Common Trust Fund - National Fiduciary Services(6)	375,000.00	4,838.40	4,838.40
SCI Endowment Care Common Trust Fund - SunTrust Bank(6)	150,000.00	1,935.36	1,935.36
SCI Endowment Care Common Trust Fund - Wachovia Bank, NA(6)	78,000.00	1,006.39	1,006.39
SGAM AI Boreal Fund	905,000.00	11,676.67	11,676.67
Silver Convertible Arbitrage Fund, LDC(8)	590,000.00	7,612.42	7,612.42
SPT(6)	4,100,000.00	52,899.84	52,899.84
Steelhead Pathfinder Fund, LP(17)	600,000.00	7,741.44	7,741.44
The California Wellness Foundation(6)	725,000.00	9,354.24	9,354.24
The Cockrell Foundation(6)	185,000.00	2,386.94	2,386.94
The Dow Chemical Company Employees’ Retirement Plan(6)	4,350,000.00	56,125.44	56,125.44
Thrivent Financial for Lutherans(4)(18)	1,500,000.00	50,853.60	19,353.60
Topaz Fund(4)	4,000,000.00	51,609.60	51,609.60
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited	11,113,000.00	143,384.37	143,384.37
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage II Master Limited	1,387,000.00	17,895.63	17,895.63
Union Carbide Retirement Account(6)	2,250,000.00	29,030.40	29,030.40
Univar USA Inc. Retirement Plan(6)	1,125,000.00	14,515.20	14,515.20
UnumProvident Corporation(4)(5)	1,660,000.00	21,417.98	21,417.98
Vanguard Convertible Securities Fund, Inc.(4)(5)	20,170,000.00	260,241.41	260,241.41
Vicis Capital Master Fund(19)	2,000,000.00	25,804.80	25,804.80
Virginia Retirement System(4)(5)	9,135,000.00	117,863.42	117,863.42
Wachovia Capital Markets LLC(3)(4)	6,000,000.00	77,414.40	77,414.40
Wolverine Convertible Arbitrage Fund Limited	3,500,000.00	45,158.40	45,158.40
Xavex Convertible Arbitrage 10 Fund(8)	1,750,000.00	22,579.20	22,579.20
Xavex Convertible Arbitrage 2 Fund(8)	170,000.00	2,193.41	2,193.41

Total(20)	$719,440,000.00	11,735,156.62	9,282,502.62

(1)	Assumes for each $1,000 in principal amount of the 2011 notes a maximum of 12.9024 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in this prospectus under “Description of Notes—Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Except as provided below, excludes the shares of common stock underlying any 2013 notes held by the selling securityholder, which are referred to in the table below.
(2)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the initial conversion rate of 12.9024 shares of our common stock per $1,000 principal amount at maturity of the 2011 notes. This conversion rate is subject to adjustment, however, as described in this prospectus under “Description of Notes—Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes the shares of common stock underlying any 2013 notes held by the selling securityholder, which are referred to in the table below.
(3)	The selling securityholder is a broker-dealer.
(4)	The selling securityholder is an affiliate of a broker-dealer.
(5)	Oaktree Capital Management LLC (“Oaktree”) is the investment manager of the selling securityholder. Oaktree does not own any equity interest in the selling securityholder but has voting and dispositive power over the notes and common stock issuable upon the conversion of the notes held by the selling securityholder. Lawrence Keele is a principal of Oaktree and is the portfolio manager for the selling securityholder. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the notes and common stock issuable upon the conversion of the notes held by the selling securityholder, except for their pecuniary interest therein.
(6)	Nick Calamos is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

(7)	Thomas J. Ray, CIO of Inflective Asset Management, is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(8)	Nathanial Brown and Robert Richardson are the natural persons who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(9)	CNH Partners, LLC is the investment advisor of the selling securityholder and has sole voting and dispositive power over the selling securityholder’s notes and common stock issuable upon the conversion of the notes. Investment principals for the Advisor are Robert Krail, Mark Mitchell, and Todd Pulvino.
(10)	Alan Smith, Blair Gauld, Dennis Hunter, Karla Bodden, and Jim Rogers are the natural persons who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(11)	D.E. Shaw & Co., LP, as either managing member or investment adviser, has voting and investment control over any shares of common stock issuable upon conversion of the notes owned by this selling securityholder. Julius Gaudio, Eric Wepsic, and Anne Dinning, or their designees exercise voting and investment control over the notes on D.E. Shaw & Co., LP’s behalf.
(12)	Patrick Corrigan is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(13)	Ralph DellaCamera is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(14)	David Egglishaw is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(15)	The securities are under the total control of KBC Financial Products USA Inc. KBC Financial Products USA Inc. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.
(16)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.
(17)	J. Michael Johnston and Brian Klein are the natural persons who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(18)	The Chief Investment Officer exercises investment discretion through a series of delegations originating with the Board of Directors. The current CIO is Russell Swansen.
(19)	John Succo, Sky Lucas, and Shad Stastney are the natural persons who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(20)	Total principal amount of selling securityholders listed is more than $650,000,000 because certain of the selling securityholders may have transferred 2011 notes pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this prospectus. The maximum principal amount of 2011 notes that may be sold under this prospectus will not exceed $650,000,000.

Name	Principal Amount of 2013 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
		Beneficially Owned (1)	Offered Hereby (2)
1976 Distribution Trust FBO A.R. Lauder	$7,000.00	91.86	91.86
2000 Revocable Trust FBO A.R. Lauder	6,000.00	78.74	78.74
Alabama Children’s Hospital Foundation(5)	60,000.00	787.38	787.38
Alcon Laboratories	565,000.00	7,414.50	7,414.50
Allstate Insurance Company(4)	4,000,000.00	248,730.00	52,492.00
Aloha Airlines Non-Pilots Pension Trust(5)	65,000.00	853.00	853.00
Argent Classic Convertible Arbitrage Fund L.P.(6)	3,150,000.00	41,337.45	41,337.45
Argent Classic Convertible Arbitrage Fund II, L.P.(6)	810,000.00	10,629.63	10,629.63
Argent Classic Convertible Arbitrage Fund Ltd.(6)	23,740,000.00	311,540.02	311,540.02
Argent LowLev Convertible Arbitrage Fund, LLC(6)	1,000,000.00	13,123.00	13,123.00
Argent LowLev Convertible Arbitrage Fund II, LLC(6)	140,000.00	1,837.22	1,837.22
Argent LowLev Convertible Arbitrage Fund Ltd.(6)	5,570,000.00	73,095.11	73,095.11
Argentum Multistrategy Fund Ltd. – Classic(6)	400,000.00	5,249.20	5,249.20
Aristeia International Limited(7)	33,618,000.00	441,169.01	441,169.01
Aristeia Partners LP(8)	5,382,000.00	70,627.99	70,627.99
Arkansas PERS(5)	2,925,000.00	38,384.78	38,384.78
Arkansas Teacher Retirement(4)(9)	6,745,000.00	88,514.64	88,514.64
Arlington County Employees Retirement System	826,000.00	10,839.60	10,839.60
AstraZeneca Holdings Pension	375,000.00	4,921.13	4,921.13
Attorney’s Title Insurance Fund(5)	210,000.00	2,755.83	2,755.83
Bank of America Pension Plan(10)	2,000,000.00	26,246.00	26,246.00
Baptist Health of South Florida(4)(9)	1,050,000.00	13,779.15	13,779.15
Barnet Partners Ltd.(10)	5,750,000.00	75,457.25	75,457.25
Black Diamond Convertible Offshore LDC(11)	2,400,000.00	31,495.20	31,495.20
Black Diamond Offshore, Ltd.(11)	1,352,000.00	17,742.30	17,742.30
BNP Paribas Arbitrage(4)	20,000,000.00	262,460.00	262,460.00
Boilermakers Blacksmith Pension Trust(5)	3,950,000.00	51,835.85	51,835.85
British Virgin Islands Social Security Board	191,000.00	2,506.49	2,506.49
Canadian Imperial Holdings Inc.(4)	20,000,000.00	262,460.00	262,460.00
CGNU Life Fund(12)	1,400,000.00	18,372.20	18,372.20
Citadel Equity Fund Ltd.(4)(13)	45,000,000.00	590,535.00	590,535.00
City University of New York	165,000.00	2,165.30	2,165.30
Class C Trading Company, Ltd.(6)	2,440,000.00	32,020.12	32,020.12
CNH CA Master Account, L.P.(14)	15,000,000.00	196,845.00	196,845.00
Commercial Union Life Fund(12)	1,800,000.00	23,621.40	23,621.40
CQS Convertible and Quantitative Strategies Master Fund(15)	67,500,000.00	885,802.50	885,802.50
Credit Agricole Structured Asset Management(6)	700,000.00	9,186.10	9,186.10
Credit Industriel D’Alsace Lorraine	7,500,000.00	98,422.50	98,422.50
Credit Suisse International(3)	5,000,000.00	65,615.00	65,615.00
Credit Suisse Securities, LLC(3)	10,000,000.00	131,230.00	131,230.00
DBAG London(4)(16)	49,058,000.00	643,788.13	643,788.13
Deeprock & Co.(10)	750,000.00	9,842.25	9,842.25
Delaware PERS(5)	2,650,000.00	34,775.95	34,775.95
Delta Airlines Master Trust	700,000.00	9,186.10	9,186.10
Deutsche Bank Securities Inc.(3)	3,300,000.00	43,305.90	43,305.90
Double Black Diamond Offshore LDC(11)	8,248,000.00	108,238.50	108,238.50
Engineers Joint Pension Fund(4)(9)	440,000.00	5,774.12	5,774.12
Equity Overlay Fund LLC(10)	950,000.00	12,466.85	12,466.85
Family Service Life Ins. Co.(4)(17)	100,000.00	1,312.30	1,312.30
Fore Convertible Master Fund, Ltd.(18)	250,000.00	3,280.75	3,280.75
FPL Group Employees Pension Plan	1,150,000.00	15,091.45	15,091.45
Grable Foundation	113,000.00	1,482.90	1,482.90
Grady Hospital	158,000.00	2,073.43	2,073.43
Guardian Life Insurance Co.(4)(17)	6,000,000.00	78,738.00	78,738.00
Guardian Pension Trust(4)(17)	700,000.00	9,186.10	9,186.10
HBMC	2,000,000.00	26,246.00	26,246.00
HFR CA Global Select Master Trust Account(6)	990,000.00	12,991.77	12,991.77

Name	Principal Amount of 2013 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
		Beneficially Owned (1)	Offered Hereby (2)
Highbridge International LLC(19)	60,500,000.00	793,941.50	793,941.50
ICI American Holdings Trust	875,000.00	11,482.63	11,482.63
Independence Blue Cross	1,022,000.00	13,411.71	13,411.71
Innovest Finanzdienstle(4)(9)	1,500,000.00	19,684.50	19,684.50
JMG Capital Partners, LP(20)	7,250,000.00	95,141.75	95,141.75
JMG Triton Offshore Fund, Ltd.(21)	12,000,000.00	157,476.00	157,476.00
John Deere Pension Trust(10)	500,000.00	6,561.50	6,561.50
KBC Convertibles MAC28 Limited(4)(22)	4,000,000.00	52,492.00	52,492.00
KBC Diversified Fund, A Segregated Portfolio of KBC Diversified Fund, SPC(4)(22)	11,000,000.00	144,353.00	144,353.00
Louisiana CCRF(5)	440,000.00	5,774.12	5,774.12
Lydian Global Opportunities Master Fund Limited	5,000,000.00	65,615.00	65,615.00
Lydian Overseas Partners Master Fund Ltd.	15,000,000.00	196,845.00	196,845.00
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent(6)	2,000,000.00	26,246.00	26,246.00
Lyxor Quest Fund Ltd.	4,000,000.00	52,492.00	52,492.00
MSS Convertible Arbitrage I Fund c/o TQA Investors, LLC(23)	306,000.00	4,015.64	4,015.64
New Orleans Firefighters	97,000.00	1,272.93	1,272.93
Nicholas Applegate U.S. Convertible Fund(4)(9)	555,000.00	7,283.27	7,283.27
Nomura Securities International, Inc.(3)	30,000,000.00	393,690.00	393,690.00
Norwich Union Life and Pensions(12)	2,200,000.00	28,870.60	28,870.60
Nuveen Preferred and Convertible Fund JQC	13,450,000.00	176,504.35	176,504.35
Nuveen Preferred and Convertible Income Fund JPC	9,550,000.00	125,324.65	125,324.65
Oak Hill Contingent Capital Fund Ltd.(24)	37,500,000.00	492,112.50	492,112.50
Occidental Petroleum	369,000.00	4,842.39	4,842.39
Partners Group Alternative Strategies PCC Ltd.(6)	1,800,000.00	23,621.40	23,621.40
Peoples Benefit Life Insurance Company Teamsters(10)	9,000,000.00	118,107.00	118,107.00
PIMCO Convertible Fund(25)	300,000.00	3,936.90	3,936.90
Police & Firefighters of the City of Detroit	720,000.00	9,448.56	9,448.56
Privilege Portfolio Sicav(12)	9,000,000.00	118,107.00	118,107.00
Pro Mutual	1,043,000.00	13,687.29	13,687.29
Prudential Insurance Co. of America(4)	165,000.00	2,165.30	2,165.30
Quest Global Convertible Master Fund Ltd.	1,000,000.00	13,123.00	13,123.00
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio(26)	4,500,000.00	59,053.50	59,053.50
Ramius Fund III, Ltd.(27)	48,000.00	629.90	629.90
Ramius Master Fund, Ltd.(28)	552,000.00	7,243.90	7,243.90
RCG Halifax Fund, Ltd.(29)	165,000.00	2,165.30	2,165.30
RCG Latitude Master Fund, Ltd.(30)	2,010,000.00	26,377.23	26,377.23
Redbourn Partners Ltd.(10)	7,250,000.00	95,141.75	95,141.75
Retail Clerks Pension Trust(10)	1,000,000.00	13,123.00	13,123.00
Retail Clerks Pension Trust 2(10)	500,000.00	6,561.50	6,561.50
Rhythm Fund, Ltd.(4)(22)	5,000,000.00	65,615.00	65,615.00
San Diego City Retirement(4)(9)	2,020,000.00	26,508.46	26,508.46
San Diego County Convertible(4)(9)	1,750,000.00	22,965.25	22,965.25
San Francisco Public Employees Retirement System	1,633,000.00	21,429.86	21,429.86
Sandelman Partners Multi Strategy Master Fund, Ltd.	15,000,000.00	329,090.00	196,845.00
Saranac Capital Management LP	2,500,000.00	32,807.50	32,807.50
Silver Convertible Arbitrage Fund, LDC(6)	470,000.00	6,167.81	6,167.81
Sphinx Fund	582,000.00	7,637.59	7,637.59
St. Albans Partners Ltd.(10)	1,500,000.00	19,684.50	19,684.50
State of Oregon Equity(5)	8,300,000.00	108,920.90	108,920.90
SuttonBrook Capital Portfolio LP(31)	25,000,000.00	328,075.00	328,075.00
Syngenta AG	325,000.00	4,264.98	4,264.98
Topaz Fund(4)	4,000,000.00	52,492.00	52,492.00
TQA Master Fund Ltd.(23)	7,864,000.00	103,199.27	103,199.27
TQA Master Plus Fund Ltd.(23)	4,198,000.00	55,090.35	55,090.35
Trustmark	459,000.00	6,023.46	6,023.46
UBS Securities LLC(3)	15,320,000.00	476,657.36	201,044.36
US Bank FBO Benedictine Health Systems(5)	165,000.00	2,165.30	2,165.30
Vicis Capital Master Fund(32)	2,000,000.00	26,246.00	26,246.00
Waterstone Market Neutral MAC 51, Ltd.(33)	2,433,000.00	31,928.26	31,928.26
Waterstone Market Neutral Master Fund, Ltd.(33)	4,067,000.00	53,371.24	53,371.24

Name	Principal Amount of 2013 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
		Beneficially Owned (1)	Offered Hereby (2)
Wolverine Convertible Arbitrage Fund Limited	5,000,000.00	65,615.00	65,615.00
Wyoming State Treasurer(4)(9)	1,350,000.00	17,716.05	17,716.05
Xavex Convertible Arbitrage 2 Fund(6)	40,000.00	524.92	524.92
Xavex Convertible Arbitrage 5(34)	225,000.00	2,952.68	2,952.68
Xavex Convertible Arbitrage 10 Fund(6)	1,200,000.00	15,747.60	15,747.60
Yield Strategies Fund I, L.P.(10)	3,000,000.00	39,369.00	39,369.00
Zurich Institutional Benchmark Master Fund Ltd. c/o TQA Investors, LLC(23)	2,032,000.00	26,665.94	26,665.94

Total(35)	$755,949,000.00	10,524,414.80	9,920,318.80

(1)	Assumes for each $1,000 in principal amount of the 2013 notes a maximum of 13.1230 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in this prospectus under “Description of Notes—Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Except as provided below, excludes the shares of common stock underlying any 2011 notes held by the selling securityholder, which are referred to in the table above.
(2)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the initial conversion rate of 13.1230 shares of our common stock per $1,000 principal amount at maturity of the 2013 notes. This conversion rate is subject to adjustment, however, as described in this prospectus under “Description of Notes—Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes the shares of common stock underlying any 2011 notes held by the selling securityholder, which are referred to in the table above.
(3)	The selling securityholder is a broker-dealer.
(4)	The selling securityholder is an affiliate of a broker-dealer.
(5)	Ann Houlihan is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(6)	Nathanial Brown and Robert Richardson are the natural persons who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(7)	Aristeia Advisors LLC is the general partner for Aristeia International Limited. Aristeia Advisors LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Frascella, and William R. Techar, who have voting or investment control over these securities.
(8)	Aristeia Advisors LLC is the general partner for Aristeia Partners LP. Aristeia Advisors LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Frascella, and William R. Techar, who have voting or investment control over these securities.
(9)	This selling securityholder has delegated full investment authority to Nicholas Applegate Capital Management LLC (“Nicholas-Applegate”), as investment adviser, over these securities, including full dispositive power. The Chief Investment Officer of Nicholas-Applegate is Horacio A. Valeiras, CFA who, in such capacity, has oversight authority over all portfolio managers at Nicholas-Applegate.
(10)	Alex Lach is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(11)	Clint D. Carlson is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(12)	David Clott is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

(13)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, LLC (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate discretion over securities held by Citadel Equity Fund Ltd. CLP, CIG, and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd.
(14)	CNH Partners, LLC is the investment advisor of the selling securityholder and has sole voting and dispositive power over the selling securityholder’s notes and common stock issuable upon the conversion of the notes. Investment principals for the Advisor are Robert Krail, Mark Mitchell, and Todd Pulvino.
(15)	Alan Smith, Blair Gauld, Dennis Hunter, Karla Bodden, and Jim Rogers are the natural persons who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(16)	Patrick Corrigan is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(17)	John Murphy is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(18)	David Egglishaw is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(19)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.
(20)	JMG Capital Partners, LP (“JMG Partners”) is a California limited partnership. Its general partner is JMG Capital Management, LLC (the “Manager”), a Delaware limited liability company and an investment adviser that has voting and dispositive power over JMG Partners’ investments, including the notes and common stock issuable upon conversion of the notes held by JMG Partners. The equity interests of the Manager are owned by JMG Capital Management, Inc., (“JMG Capital”) a California corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Partners’ portfolio holdings.
(21)	JMG Triton Offshore Fund, Ltd. (the “Fund”) is an international business company organized under the laws of the British Virgin Islands. The Fund’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the “Manager”) that has voting and dispositive power over the Fund’s investments, including the notes and common stock issuable upon conversion of the notes held by the Fund. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a California corporation (“Pacific”) and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser, and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the Fund’s portfolio holdings.
(22)	Carlo Georg is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(23)	Robert Butman, John Idone, Paul Bucci, George Esser, Bartholomew Tesoriero, DJ Langis, and Andrew Anderson are the natural persons who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(24)	Yan Vtorov and Peter McHugh are the natural persons who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(25)	Mark Hudoff is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(26)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(27)	Ramius Advisors, LLC (“Ramius Advisors”) is the investment adviser of Ramius Fund III, Ltd. (“Ramius Fund III”) and consequently has voting control and investment discretion over securities held by Ramius Fund III. Ramius Capital Group, LLC (“Ramius Capital”) is the sole member of Ramius Advisors and consequently Ramius Capital may be deemed to have voting control and investment discretion over securities held by Ramius Fund III. Ramius Capital disclaims beneficial ownership of the shares held by Ramius Fund III. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.
(28)	Ramius Advisors, LLC (“Ramius Advisors”) is the investment adviser of Ramius Master Fund, Ltd. (“Ramius Master”) and consequently has voting control and investment discretion over securities held by Ramius Master. Ramius Capital Group, LLC (“Ramius Capital”) is the sole member of Ramius Advisors and consequently Ramius Capital may be deemed to have voting control and investment discretion over securities held by Ramius Master. Ramius Capital disclaims beneficial ownership of the shares held by Ramius Master. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.
(29)	Ramius Capital Group, LLC (“Ramius Capital”) is the investment adviser of RCG Halifax Fund, Ltd. (“Halifax”) and consequently has voting control and investment discretion over securities held by Halifax. Ramius Capital disclaims beneficial ownership of the shares held by Halifax. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.
(30)	Ramius Capital Group, LLC (“Ramius Capital”) is the investment adviser of RCG Latitude Master Fund, Ltd. (“Latitude”) and consequently has voting control and investment discretion over securities held by Latitude. Ramius Capital disclaims beneficial ownership of the shares held by Latitude. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.
(31)	SuttonBrook Capital Management LP is the investment manager of SuttonBrook Capital Portfolio LP. John London and Steven Weinstein are the natural persons with control over SuttonBrook Capital Management LP.
(32)	John Succo, Sky Lucas, and Shad Stastney are the natural persons who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(33)	Shawn Bergerson is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.
(34)	Ramius Capital Group, LLC (“Ramius Capital”) is the investment adviser of Xavex Convertible Arbitrage 5 Fund (“Xavex”) and consequently has voting control and investment discretion over securities held by Xavex. Ramius Capital disclaims beneficial ownership of the shares held by Xavex. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.
(35)	Total principal amount of selling securityholders listed is more than $650,000,000 because certain of the selling securityholders may have transferred 2013 notes pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this prospectus. The maximum principal amount of 2013 notes that may be sold under this prospectus will not exceed $650,000,000.

Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. None of the selling securityholders listed above will own 1% or more of our outstanding common stock after this offering.

Selling securityholders who are registered broker-dealers or affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act. To our knowledge, no selling securityholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

PLAN OF DISTRIBUTION

The notes and common stock issuable upon conversion of the notes may be sold from time to time directly by the selling securityholders or alternatively, through underwriters, broker-dealers or agents. If the notes and common stock issuable upon conversion of the notes are sold through underwriters or broker-dealers, the applicable selling securityholder will be responsible for underwriting discounts or commissions or agent’s commissions and their professional fees. Such notes and common stock issuable upon conversion of the notes may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions) (i) on any national securities exchange or quotation service on which the notes may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market, (iv) through the writing of options, whether the options are listed on an options exchange or otherwise, or (v) through the settlement of short sales, in each case subject to compliance with the Securities Act and other applicable securities laws. Each selling securityholder may pledge or grant a security interest in some or all of the notes and common stock issuable upon conversion of the notes owned by it, and if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the notes from time to time pursuant to this prospectus. Each selling securityholder also may transfer and donate notes in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling securityholder for purposes of this prospectus.

We hereby advise you of the following Interpretation A.65 of the July 1997 SEC Manual of Publicly Available Telephone Interpretations regarding short selling:

“An issuer filed a Form S-3 registration statement for a secondary offering of common stock which is not yet effective. One of the selling shareholders wanted to do a short sale of common stock “against the box” and cover the short sale with registered shares after the effective date. The issuer was advised that the short sale could not be made before the registration statement becomes effective, because the shares underlying the short sale are deemed to be sold at the time such sale is made. There would, therefore, be a violation of Section 5 if the shares were effectively sold prior to the effective date.”

The aggregate proceeds to the selling securityholders from the sale of the notes or common stock issuable upon conversion of the notes offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our outstanding common stock is listed for trading on the Nasdaq National Market under the symbol “GILD.” We have no plans to list the notes on a securities exchange and can give no assurance about the development of any trading market for the notes. See “Risk Factors—Risks Related to the Notes—An active trading market for the notes may not develop.”

In order to comply with the securities laws of some states, if applicable, the notes and common stock issuable upon conversion of the notes may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock issuable upon conversion of the notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock issuable upon conversion of their notes under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the notes and the common stock issuable upon conversion of the notes.

Under the registration rights agreement, we are obligated to use our reasonable efforts to keep the registration statement of which this prospectus is a part effective until April 25, 2008 or until the earlier of:

•	the sale or transfer pursuant to the shelf registration statement of the notes and all of the shares of common stock issuable upon conversion of the notes, and

•	the date when the holders, other than the holders that are our “affiliates,” of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise.

Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the notes and shares of common stock pursuant to the registration statement to which this prospectus relates. We may suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 90 consecutive days or an aggregate of 120 days in any twelve-month period. We need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders. See “Description of Notes—Registration Rights.”

VALIDITY OF THE SECURITIES

The validity of the notes and the shares of common stock issuable upon conversion of the notes to the public have been passed upon for us by Latham & Watkins LLP, New York and San Francisco, California.

EXPERTS

The consolidated financial statements of Gilead Sciences, Inc. appearing in Gilead Sciences, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedule appearing therein) and Gilead Sciences, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is a statement of the expenses (all of which are estimated) to be incurred by Gilead Sciences, Inc. in connection with a distribution of securities registered under this registration statement:

SEC registration fee	$139,100
Legal Fees and Expenses*	50,000
Accounting fees and expenses*	10,000
Printing fees*	10,000
Miscellaneous*	5,000

Total	$214,100

*	Estimated.

Item 15. Indemnification of Directors and Officers.

Gilead Sciences, Inc.’s restated certificate of incorporation, as amended, provides that a director will not be personally liable to Gilead Sciences, Inc. or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

•	For any breach of the director’s duty of loyalty to the company or its stockholders;

•	For acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	For unlawful payments of dividends, stock purchases or redemptions prohibited by Delaware corporate law; or

•	For any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law (the “Delaware Law”) is amended in the future to permit further limitation of the personal liability of directors, the liability of a director of Gilead will be eliminated or limited to the fullest extent permitted by that amended law.

Gilead Sciences, Inc.’s bylaws, as amended and restated, provide for indemnification of officers and directors to the full extent and in the manner permitted by Delaware law.

Section 145(a) of the Delaware Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

Section 145(e) of the Delaware Law provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the Delaware Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Gilead Sciences, Inc. has entered into indemnification agreements with substantially all of Gilead Sciences, Inc.’s officers and directors which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors’ and officers’ liability insurance.

Item 16. Exhibits.

4.1(1)	Restated Certificate of Incorporation of the Registrant, as amended.

4.2(2)	Bylaws of the Registrant, as amended and restated March 30, 1999.

4.3(3)	Certificate of Designation of Series A Junior Participating Preferred Stock of the Registrant, as amended.

4.4(4)	Certificate of Amendment to Restated Certificate of Incorporation of the Registrant.

4.5(4)	Certificate of Amendment to Certificate of Designation of the Registrant.

4.6(5)	Amended and Restated Rights Agreement dated as of October 21, 1999 between the Registrant and ChaseMellon Shareholder Services, Inc.

4.7(6)	First Amendment to Amended and Restated Rights Agreement dated as of October 29, 2003 between the Registrant and Mellon Investor Services, LLC (formerly known as ChaseMellon Shareholder Services, LLC).

4.8(7)	Second Amendment to Amended and Restated Rights Agreement dated as of May 11, 2006 between the Registrant and Mellon Investor Services, LLC.

4.9(8)	Indenture related to the Convertible Senior Notes, due 2011, dated as of April 25, 2006, between Gilead Sciences, Inc. and Wells Fargo Bank, National Association, as trustee (including form of 0.50% Convertible Senior Note due 2011).

4.10(8)	Indenture related to the Convertible Senior Notes, due 2013, dated as of April 25, 2006, between Gilead Sciences, Inc. and Wells Fargo Bank, National Association, as trustee (including form of 0.625% Convertible Senior Note due 2013).

4.11(8)	Registration Rights Agreement, dated as of April 25, 2006, by and among Gilead Sciences, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Goldman, Sachs & Co. Inc.

5.1	Opinion of Latham & Watkins LLP.

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included in signature page hereto).

25.1	Statement of Eligibility of Trustee on Form T-1.

(1)	Filed as an exhibit to Registrant’s Registration Statement on Form S-8 (File No. 333-117420) filed on July 19, 2004, and incorporated herein by reference.
(2)	Filed as an exhibit to Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998, and incorporated herein by reference.
(3)	Filed as an exhibit to Registrant’s Current Report on Form 8-K filed on November 21, 1994, and incorporated herein by reference.
(4)	Filed as an exhibit to Registrant’s Current Report on Form 8-K filed on May 11, 2006, and incorporated herein by reference.
(5)	Filed as an exhibit to Registrant’s Current Report on Form 8-K filed on October 22, 1999, and incorporated herein by reference.
(6)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on October 31, 2003, and incorporated herein by reference.
(7)	Filed as an exhibit to Registrant’s Registration Statement on Form S-8 (File No. 333-135412) filed on June 28, 2006, and incorporated herein by reference.
(8)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on April 25, 2006, and incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) (§ 230.415(a)(1)(i), (vii) or (x) of this chapter) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Foster City, state of California, on November 28, 2006.

GILEAD SCIENCES, INC.

By:	/s/ JOHN F. MILLIGAN
John F. Milligan, Ph.D.
Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John F. Milligan, Ph.D. and Gregg H. Alton, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John C. Martin John C. Martin	President and Chief Executive Officer, Director (Principal Executive Officer)	November 28, 2006

/s/ John F. Milligan John F. Milligan	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	November 28, 2006

/s/ James M. Denny James M. Denny	Chairman of the Board of Directors	November 28, 2006

/s/ Paul Berg Paul Berg	Director	November 28, 2006

/s/ John F. Cogan John F. Cogan	Director	November 28, 2006

/s/ Etienne F. Davignon Etienne F. Davignon	Director	November 28, 2006

/s/ John W. Madigan John W. Madigan	Director	November 28, 2006

/s/ Gordon E. Moore Gordon E. Moore	Director	November 28, 2006

/s/ Nicholas G. Moore Nicholas G. Moore	Director	November 28, 2006

/s/ Gayle E. Wilson Gayle E. Wilson	Director	November 28, 2006

EXHIBIT INDEX

Exhibit No.	Description of Document
4.1(1)	Restated Certificate of Incorporation of the Registrant, as amended.

4.2(2)	Bylaws of the Registrant, as amended and restated March 30, 1999.

4.3(3)	Certificate of Designation of Series A Junior Participating Preferred Stock of the Registrant, as amended.

4.4(4)	Certificate of Amendment to Restated Certificate of Incorporation of the Registrant.

4.5(4)	Certificate of Amendment to Certificate of Designation of the Registrant.

4.6(5)	Amended and Restated Rights Agreement dated as of October 21, 1999 between the Registrant and ChaseMellon Shareholder Services, Inc.

4.7(6)	First Amendment to Amended and Restated Rights Agreement dated as of October 29, 2003 between the Registrant and Mellon Investor Services, LLC (formerly known as ChaseMellon Shareholder Services, LLC).

4.8(7)	Second Amendment to Amended and Restated Rights Agreement dated as of May 11, 2006 between the Registrant and Mellon Investor Services, LLC.

4.9(8)	Indenture related to the Convertible Senior Notes, due 2011, dated as of April 25, 2006, between Gilead Sciences, Inc. and Wells Fargo Bank, National Association, as trustee (including form of 0.50% Convertible Senior Note due 2011).

4.10(8)	Indenture related to the Convertible Senior Notes, due 2013, dated as of April 25, 2006, between Gilead Sciences, Inc. and Wells Fargo Bank, National Association, as trustee (including form of 0.625% Convertible Senior Note due 2013).

4.11(8)	Registration Rights Agreement, dated as of April 25, 2006, by and among Gilead Sciences, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Goldman, Sachs & Co. Inc.

5.1	Opinion of Latham & Watkins LLP.

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included in signature page hereto).

25.1	Statement of Eligibility of Trustee on Form T-1.

(1)	Filed as an exhibit to Registrant’s Registration Statement on Form S-8 (File No. 333-117420) filed on July 19, 2004, and incorporated herein by reference.
(2)	Filed as an exhibit to Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998, and incorporated herein by reference.
(3)	Filed as an exhibit to Registrant’s Current Report on Form 8-K filed on November 21, 1994, and incorporated herein by reference.
(4)	Filed as an exhibit to Registrant’s Current Report on Form 8-K filed on May 11, 2006, and incorporated herein by reference.
(5)	Filed as an exhibit to Registrant’s Current Report on Form 8-K filed on October 22, 1999, and incorporated herein by reference.
(6)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on October 31, 2003, and incorporated herein by reference.
(7)	Filed as an exhibit to Registrant’s Registration Statement on Form S-8 (File No. 333-135412) filed on June 28, 2006, and incorporated herein by reference.
(8)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on April 25, 2006, and incorporated herein by reference.